Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED I THIS DOCUMENT, MARKED WITH [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of December 24, 2020 (the “Effective Date”), by and between Cullinan Pearl Corp., a corporation organized and existing under the laws of Delaware (“Cullinan”), located at One Main Street, Suite 520, Cambridge, Massachusetts, United States of America, and Zai Lab (Shanghai) Co., Ltd., an exempted company organized and existing under the laws of P.R. of China, located at 4F, Bldg 1, Jinchuang Plaza, 4560 Jinke Rd, Shanghai, China, 201210 (“Zai”). Cullinan and Zai are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Cullinan is a biopharmaceutical company that is a wholly owned subsidiary of Cullinan Oncology, LLC, a limited liability company organized and existing under the laws of Delaware (“Cullinan Parent”), and in conjunction with Taiho Pharmaceuticals, Ltd (“Taiho”), Cullinan owns or controls the rights to the Licensed Compound and Products (as defined herein);

WHEREAS, Zai is a pharmaceutical company having experience in the development and commercialization of pharmaceutical products in the Territory (as defined herein); and

WHEREAS, Zai wishes to Exploit the Products in the Field in the Territory (each, as defined herein); and

WHEREAS, Cullinan wishes to grant to Zai, and Zai wishes to be granted, an exclusive license to research, develop, commercialize and manufacture Products in the Field in the Territory in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1. “Acquired Party” shall have the meaning set forth in Section 2.8(d)(ii).

1.2. “Acquirer” shall have the meaning set forth in Section 2.8(d)(i).

1.3. “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.4. “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this Section 1.4, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of the entity or, where ownership of more than fifty percent (50%) of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted. For the avoidance of doubt, Affiliates of Cullinan shall exclude any investor in Cullinan Oncology, LLC, Cullinan Management, Inc. and Persons controlled by or under common control of Cullinan Oncology, LLC or Cullinan Management, Inc. (other than Cullinan and any Person that is controlled by Cullinan).

1.5. “Agreement” shall have the meaning set forth in the preamble to this agreement.

1.6. “Alliance Manager” shall have the meaning set forth in Section 3.1.

1.7. “Anti-Corruption Laws” shall have the meaning set forth in Section 11.5(a)(i).

1.8. “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.9. “Authorized Regulatory Agent” means a local entity (a) authorized by Cullinan or any of its Affiliates, where Cullinan, its Affiliate or its third party contractor research organization is the license holder of imported drug product, to exclusively (even as to Cullinan and its Affiliates but in accordance with terms and conditions hereunder) manage the work associated with obtaining any Regulatory Approval or product registration in the Territory; and (b) which possesses and maintains valid licenses or permits in the Territory if such licenses or permits are required for such local entity to engage in the relevant activities in the Territory.

1.10. “Breakthrough Designation” means designation of a drug as a breakthrough therapy by the NMPA.

1.11. “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the state of Massachusetts or Shanghai, the PRC are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.12. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st.

1.13. “Calendar Year” means each twelve (12) month period commencing on January 1st.

1.14. “Cancer Product” shall have the meaning set forth in Section 1.107.

1.15. “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or Region, each as may be amended and applicable from time to time.

1.16. “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.17. “Claims” shall have the meaning set forth in Section 12.1.

1.18. “Clinical Supply Agreement” shall have the meaning set forth in Section 7.2.

1.19. “Clinical Trial” means any clinical testing of a Product in human subjects.

1.20. “CMOs” means Third Party contractor manufacture organizations.

1.21. “Combination Product” means a Product that combines a Licensed Compound with one (1) or more other clinically or pharmacologically active ingredients (which term excludes, for clarity excipients, controlled-release compositions, materials to increase bioavailability, solubility or stability, or delivery means) in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The other clinically or pharmacologically active ingredients of such Combination Product shall be deemed the “Other Component”.

1.22. “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith and securing pricing and reimbursement approvals, as necessary).

1.23. “Commercialization Plan” means the written plan for the Commercialization of the Product in the Territory, as updated in accordance with this Agreement.

1.24. “Commercially Reasonable Efforts” means with respect to a Party, the use of diligent, good faith efforts and resources, in an active and ongoing program, as normally used by such Party for a product discovered or identified internally or in-licensed from a Third Party that is important to such Party’s overall strategy or objectives, which product is at a similar stage in its development or product life and is of similar market potential and intellectual property protection but in the event such Party is Zai, not considering the obligations (including financial) to Cullinan or the rights of Cullinan hereunder; provided, however, that in no event shall such efforts and resources be less than those a similarly situated biopharmaceutical company would apply to the development, manufacture, or commercialization of a similarly situated product. Commercially Reasonable Efforts requires that a Party, at a minimum, (a) assign responsibility for such obligations to qualified employees, (b) set annual goals and objectives for carrying out such obligations, and (c) allocate adequate resources designed to meet such goals and objectives, in each case, in order to Exploit (as defined herein) the Product as an active and ongoing program, and obtain Regulatory Approval for the Exploitation of the Product in the Territory in an expeditious manner.

1.25. “Commercial Supply Agreement” shall have the meaning set forth in Section 7.4.

1.26. “Competing Activities” shall have the meaning set forth in Section 2.8(d)(i).

1.27. “Competing Product” means a product, other than any product containing Licensed Compound, [***].

1.28. “Confidentiality Agreement” means the Confidentiality Agreement between the Parties dated as of June 6th, 2019.

1.29. “Confidential Information” means all confidential information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (a) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party, (b) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement, (c) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party, or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party. All Sole Inventions by Cullinan shall be the Confidential Information of Cullinan, and Cullinan shall be the Disclosing Party and Zai shall be the Receiving Party with respect thereto. All Sole Inventions by Zai shall be the Confidential Information of Zai, and Zai shall be the Disclosing Party and Cullinan shall be the Receiving Party with respect thereto. The terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities and all Joint Inventions and Joint Patents shall be the Confidential Information of both Parties. All confidential information disclosed by a Party pursuant to the Confidentiality Agreement shall be deemed to be such Party’s Confidential Information.

1.30. “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, after taking into account the provisions of this Agreement regarding ownership of Inventions, but without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without (a) breaching the terms of any agreement with a Third Party or (b) incurring payments to a Third Party, except with respect to any Know-How and Patents in-licensed by Cullinan pursuant to any New Cullinan In-Licenses entered into in accordance with Section 2.9. Notwithstanding the foregoing, with respect to any Know-How or Patents in-licensed by Cullinan pursuant to the Taiho Agreement existing as of the Effective Date, such item will be deemed Controlled by Cullinan without regard to whether Cullinan (or its Affiliates) is required to make any payments thereunder to any Third Party.

1.31. “Cover”, “Covering” or “Covered” means that, with respect to a Product under this Agreement, but for a license granted to any Person under any claim included in a Patent, the manufacture, use, sale, offer for sale or importation of such Product, in the Field in the relevant Territory by such Person would infringe such claim, where the reference to “claim” in this definition includes the claims of any pending Patent application as if issued.

1.32. “Cullinan” shall have the meaning set forth in the preamble of this Agreement.

1.33. “Cullinan Indemnitee(s)” shall have the meaning set forth in Section 12.1.

1.34. “Cullinan Product Marks” shall have the meaning set forth in Section 8.4.

1.35. “Develop” or “Development” or “Developing” (a) research activities with respect to a product; or (b) preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, clinical or preclinical trials, statistical analysis and report writing, the preparation and submission of INDs marketing authorization approvals or similar application, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval.

1.36. “Development Milestone Event” shall have the meaning set forth in Section 9.2(a).

1.37. “Development Milestone Payment” shall have the meaning set forth in Section 9.2(a).

1.38. “Development Plan” shall have the meaning set forth in Section 5.2.

1.39. “Disclosing Party” shall have the meaning set forth in Section 10.1(a).

1.40. “Dispute” shall have the meaning set forth in Section 15.1.

1.41. “Effective Date” shall have the meaning set forth in the preamble in this Agreement.

1.42. “EGFR” means Epidermal Growth Factor Receptor

1.43. “Executive Officers” shall have the meaning set forth in Section 3.2(f).

1.44. “Exempted Global Study” shall have the meaning set forth in Section 5.5(d).

1.45. “Existing Global Study” shall have the meaning set forth in Section 5.5(a).

1.46. “Expiration Date” shall have the meaning set forth in Section 14.1(a).

1.47. “Exploit” or “Exploitation” shall mean to research, Develop, Commercialize, register, Manufacture, have manufactured, use, have used, import, have imported, market, have marketed, distribute, have distributed, offer for sale, sell or have sold.

1.48. “FDA” means the U.S. Food and Drug Administration or its successor.

1.49. “Field” means all uses in humans and animals.

1.50. “First Commercial Sale” means, with respect to any Product, the first arm’s length sale of such Product to a Third Party in a Region of the Territory by Zai, its Affiliate(s) or Sublicensee(s) for use or consumption in such Region following Regulatory Approval. Sales prior to receipt of marketing and pricing approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” and any sales to any government, foreign or domestic, including purchases for immediate sale or stockpiling purposes, are not a First Commercial Sale in that Region.

1.51. “FTE” means the equivalent of the work of a full-time individual for a twelve (12) month period.

1.52. “FTE Rate” means a rate of [***] per FTE per year, to be pro-rated on an hourly basis of [***] per FTE per hour, based on 1,840 hours per year for an FTE and is subject to adjustments on an annual basis as of January 1 of each year, beginning in 2021, by factors which reflect (a) the increase in Cullinan’s (or its Affiliate’s) costs or (b) any change in the Consumer Price Index for All Urban Consumers (CPI-U) All Items (U.S. city average), as reported by the U.S. Bureau of Labor Statistics, for January 1 of such year when compared to the comparable statistics for January 1 of the preceding year.

1.53. “Fully Burdened Manufacturing Costs” means the cost of Manufacturing the Product. Fully Burdened Manufacturing Costs shall be a “standard cost” per unit (calculated annually), comprised of the following elements calculated in accordance with GAAP: (a) direct labor (the actual cost of employees engaged in direct manufacturing activities and quality control and quality assurance activities who are directly employed in manufacturing the Product), (b) direct materials (the actual costs incurred in manufacturing or purchasing materials for manufacture, including freight-in costs, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components), (c) pro-rata facility costs (meaning rent, property taxes, depreciation of leaseholds, utilities, spare parts, maintenance contracts) for the manufacture of the Product but not including construction nor capital improvement and without regard to idle space, (d) manufacturing equipment depreciation, (e) document control, purchasing, warehouse management (with such allocations to be based on estimated service levels, headcount or square footage occupancy depending on the category), (f) quality assurance/quality control, and (g) indirect charges and overheads reasonable allocable to the provision of the Products. To the extent that Products are sourced from one or more CMOs by Cullinan, Fully Burdened Manufacturing Costs shall be the actual invoiced price paid by Cullinan to such CMO(s) for the manufacture and supply of a Product.

1.54. “GAAP” means the United States generally accepted accounting principles, consistently applied.

1.55. “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.56. “Generic Competition” means [***].

1.57. “Generic Product” means, with respect to a Product in a Region in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party not authorized by Zai in such Region in the Territory, (b) receives Regulatory Approval (with or without pricing or reimbursement approval) in such Region in full or partial reliance on the Regulatory Approval (but not necessarily pricing or reimbursement approval) of the Product, and (c) is determined by a Regulatory Authority to be therapeutically equivalent to and substitutable with the Product, it being acknowledged that the foregoing standard is intended to be generally consistent with the standard set forth in the introduction to the “Orange Book,” as amended from time to time, or any analogous or comparable standard in any country outside of the United States.

1.58. “Global Development Plan” shall have the meaning set forth in Section 5.5(a).

1.59. “Global Study” means a clinical study designed to obtain Regulatory Approvals for the Products in multiple jurisdictions through the conduct of a Clinical Trial in multiple medical institutions, countries, Regions, territories and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.

1.60. “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the Region in the Territory, each as may be amended and applicable from time to time.

1.61. “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, Region, state or local authority or any political subdivision thereof, or any association of countries.

1.62. “GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in the Region in the Territory, each as may be amended and applicable from time to time.

1.63. “ICC Rules” shall have the meaning set forth in Section 15.4(a).

1.64. “Improvement” means [***].

1.65. “IND” means an investigational new drug application, or equivalent application filed with the applicable Regulatory Authority, which application is required to commence Clinical Trials in the applicable jurisdiction.

1.66. “Indemnifying Party” shall have the meaning set forth in Section 12.3.

1.67. “Indemnitee” shall have the meaning set forth in Section 12.3.

1.68. “Indication” means a separate and distinct disease or condition, or sign or symptom of a disease or medical condition. [***].

1.69. “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented, discovered or generated as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its (their) obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.70. “Joint Global Study” shall have the meaning set forth in Section 5.5(b).

1.71. “Joint Invention” shall have the meaning set forth in Section 13.1(b).

1.72. “Joint Patent” shall have the meaning set forth in Section 13.1(b).

1.73. “JSC” shall have the meaning set forth in Section 3.2(a).

1.74. “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.75. “Licensed Compound” means CLN-081, a tyrosine kinase inhibitor designed to target EGFR exon 20 mutations, including [***].

1.76. “Licensed Know-How” means any and all Know-How Controlled by Cullinan or its Affiliates as of the Effective Date or during the Term, including Cullinan’s joint ownership interest in any Know-How within the Joint Inventions that is necessary or reasonably useful for the Exploitation of the Licensed Compound(s) or Product(s) in the Field in the Territory. Notwithstanding the foregoing, in the event a Change of Control of Cullinan occurs after the Effective Date, Know-How Controlled by any Affiliate of Cullinan that was not an Affiliate of Cullinan immediately prior to such Change of Control transaction shall not be Licensed Know-How except to the extent such Know-How falls within the definition of Licensed Know-How in the immediately preceding sentence and (a) is also Controlled by Cullinan or its Affiliate existing immediately prior to such transaction or (b) is generated or used by such Affiliate in the Exploitation of the Licensed Compound or Product after such transaction.

1.77. “Licensed Patents” means the Patents in the Territory Controlled by Cullinan or its Affiliates as of the Effective Date or during the Term, including Cullinan’s joint ownership interest in any Joint Patents in the Territory that (a) contain one or more claims that Cover the Licensed Compound or the Product (including the composition of matter, formulation, manufacture, or method of packaging or labelling or use thereof); and (b) are necessary or reasonably useful for the Exploitation of the Licensed Compound(s) or Product(s) in the Field in the Territory. Schedule 1.76 contains a list of all Licensed Patents as of the Effective Date. Notwithstanding the foregoing, in the event a Change of Control of Cullinan occurs after the Effective Date, Patents Controlled by any Affiliate of Cullinan that was not an Affiliate of Cullinan immediately prior to such Change of Control transaction shall not be Licensed Patents except to the extent any such Patent falls within the definition of Licensed Patents in the immediately preceding sentence and (i) is also Controlled by Cullinan or its Affiliate existing immediately prior to such transaction or (ii) claims any Invention generated or used by such Affiliate in the Exploitation of the Product after such transaction. Additionally, “Licensed Patents” shall exclude (x) any intellectual property rights related to an “other active ingredient” in any combination product that includes the Licensed Compound or (y) any Patents in-licensed from a Third Party unless pursuant to any New Cullinan In-Licenses, in which Zai agrees to be bound by such applicable New Cullinan In-License and pay all milestones, royalties and other payments arising as a result of the grant of the sublicense to, and exercise of the sublicense by, Zai under the applicable New Cullinan In-License, as set forth in Section 2.9.

1.78. “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.79. “Local Study” means any Clinical Trial for any Product in the Field and which (a) Zai determines to conduct and is conducted by or on behalf of Zai in the Territory, and (b) does not include clinical sites in any country or jurisdiction outside the Territory.

1.80. “Losses” shall have the meaning set forth in Section 12.1.

1.81. “Mainland China” means the People’s Republic of China, excluding Macau, Hong Kong, and Taiwan.

1.82. “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in production, synthesis, manufacturing, processing, filling and finishing, quality assurance and quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging, labeling, shipping and holding of product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacturing and analytic development, product characterization, and stability testing.

1.83. “Manufacturing Technology” shall mean any and all (i) Patents Controlled by Cullinan or its Affiliates as of the date of grant of such license or thereafter during the Term that cover the method of manufacture of the Product, and (ii) all Licensed Know-How and other relevant information relating to the then-current process for the Manufacture of any Licensed Compound or Product.

1.84. “Manufacturing Technology Transfer” shall have the meaning set forth in Section 7.3.

1.85. “Milestone Events” means Development Milestone Events and Net Sales Milestone Events.

1.86. “Milestone Payments” means Development Milestone Payments and Net Sales Milestone Payments.

1.87. “Net Sales” means [***]:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	[***].

Such amounts shall be determined from the books and records of Zai, its Affiliates, or Sublicensees, maintained in accordance with GAAP as consistently applied across its pharmaceutical products generally.

Net Sales on Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean [***].

[***]

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

The above deductions shall be the only deductions made in Net Sales and only to the extent such deductions are actually taken and documented as attributable to Product, and in all cases in a manner consistent with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) consistently employed with respect to external reporting.

[***]

1.88. “Net Sales Milestone Event” shall have the meaning set forth in Section 9.3(a).

1.89. “Net Sales Milestone Payment” shall have the meaning set forth in Section 9.3(a).

1.90. “New Cullinan In-Licenses” has the meaning set forth in Section 2.9(c).

1.91. “NMPA” means the National Medical Products Administration, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.92. “Other Component” shall have the meaning set forth in Section 1.21.

1.93. “Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.94. “Patent Prosecution” means the responsibility and authority for (a) preparing, filing and prosecuting applications (of all types) for any Patent (including any decision whether to file a further divisional application), (b) managing any interference, opposition, re-issue, reexamination, invalidation proceedings, revocation, nullification, or cancellation proceeding relating to the foregoing, (c) deciding to abandon Patent(s), (d) listing in regulatory publications (as applicable), (e) patent term extension, and (f) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.95. “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.96. “Peak Closing Price” shall have the meaning set forth in Section 1.107.

1.97. “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.98. “Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.9(a).

1.99. “Pivotal Study” means a phase III Clinical Trial or other registrational Clinical Trial that is designed to demonstrate safety and efficacy with statistical significance for purposes of supporting the preparation and submission of a Regulatory Approval Application seeking Regulatory Approval of the Product(s).

1.100. “PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Hong Kong, Macau, and Taiwan.

1.101. “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, a rate equivalent to the base rate on corporate loans posted by at least percent (70%) of the ten largest U.S. banks.

1.102. “Product” means any product that constitutes, incorporates, comprises, or contains the Licensed Compound, whether or not as the sole active ingredient, in all forms, presentations, and formulations (including manner of delivery and dosage).

1.103. “Product Infringement” shall have the meaning set forth in Section 13.4(a).

1.104. “Product Marks” shall have the meaning set forth in Section 8.4.

1.105. “Product Specifications” means the specifications of the Product to be agreed by the Parties in the Supply Agreement.

1.106. “Public Official” shall have the meaning set forth in Section 11.5(d).

1.107. “Qualified Sublicensee” means [***] sales of prescription pharmaceutical products for the treatment of cancer or for supportive care of cancer patients (a “Cancer Product”) of at least [***], (ii) that is, or is a Reporting Affiliate of, a publicly traded company that (A) has market capitalization of at least $750 million based on the average share closing price over the last four (4) Calendar Quarters, and (B) has a market capitalization as of market close of the trading day immediately preceding the date of entry into a Transaction that (1) is at least [***], and (2) [***], or (iii) that is approved by Cullinan in writing, provided such approval shall not to be unreasonably withheld, conditioned or delayed in the event that such Third Party is [***]. For purposes of the foregoing, (a) [***]; (b) “Reporting Affiliates” shall mean Affiliates with whom Zai is required to consolidate earnings for reporting purposes under GAAP or IFRS; and (c) [***].

1.108. “Quality Agreement” shall have the meaning set forth in Section 7.2.

1.109. “Receiving Party” shall have the meaning set forth in Section 10.1(a).

1.110. “Region” shall mean Mainland China, Hong Kong Special Administration Region, Macao Special Administration Region, and Taiwan.

1.111. “Regulatory Approval” means, with respect to a Product in a Region or a country, the approvals from the necessary Governmental Authority to import, market and sell such Product in such Region (but excluding pricing approvals and reimbursement approvals).

1.112. “Regulatory Approval Application” means a New Drug Approval Application (as defined in the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time) in the U.S., or any corresponding application for approval to market or sell a product in any country, Region or jurisdiction in the Territory (but excluding any application for pricing and reimbursement approvals).

1.113. “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Products, including the NMPA, and any corresponding national or Regional regulatory authorities.

1.114. “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and Regulatory Approval Applications, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Product.

1.115. “Remedial Action” shall have the meaning set forth in Section 6.11.

1.116. “Reporting Affiliates” shall have the meaning set forth in Section 1.107.

1.117. “Retained Rights” shall have the meaning set forth in Section 2.2.

1.118. “Royalty Payment” shall have the meaning set forth in Section 9.4(a).

1.119. “Royalty Term” shall have the meaning set forth in Section 9.4(b).

1.120. “Sublicensee” means a Third Party or Zai’s Affiliate who was granted a sublicense by Zai under the licenses granted in Section 2.1. For clarity, a Third Party who was granted a sublicensee by a Sublicensee shall also be deemed a Sublicensee.

1.121. “Taiho Agreement” means that License and Collaboration Agreement by and between Cullinan and Taiho Pharmaceutical, Co., Ltd., effective as of February 4, 2019, [***].

1.122. “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.

1.123. “Term” shall have the meaning set forth in Section 14.1(a).

1.124. “Territory” means China, Hong Kong, Macau, and Taiwan.

1.125. “Third Party” means an entity other than (a) Zai and its Affiliates or (b) Cullinan and its Affiliates.

1.126. “Transaction” shall have the meaning set forth in Section 1.107.

1.127. [***].

1.128. “U.S. Dollars” or “$” means United States dollars, the lawful currency of the United States.

1.129. “Upfront Payment” shall have the meaning set forth in Section 9.1.

1.130. “Upstream License Notice” shall have the meaning set forth in Section 2.9(a).

1.131. “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents (including any Patent covering an Improvement and any Joint Patents in the Territory) that has not been (i) permanently revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, (ii) abandoned, disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned; or (b) a claim of a pending patent application included within the Licensed Patents (including any Patent covering an Improvement and any Joint Patent) in the Territory that has not been pending for more than [***] years from its earliest priority date, and has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.132. “VAT” means value-added taxes or other similar taxes.

1.133. “Withholding Action” shall have the meaning set forth in Section 9.8(b).

1.134. “Withholding VAT Taxes” shall have the meaning set forth in Section 9.8(c).

1.135. “Zai” shall have the meaning set forth in the preamble of this Agreement.

1.136. “Zai Improvement” means [***].

1.137. “Zai Indemnitee(s)” shall have the meaning set forth in Section 12.2.

1.138. “Zai IP” means any and all Know-How and Patents owned or otherwise Controlled by Zai or its Affiliates, from and after the Effective Date that are (a) not Improvements, (b) developed or obtained in connection with the activities of Zai as contemplated by this Agreement, and (c) necessary or reasonably useful for the Exploitation of the Licensed Compound or any Product. Zai IP shall include any Zai Improvements.

1.139. “Zai Patents” shall have the meaning set forth in Section 13.3(b).

ARTICLE 2

LICENSES; NON-COMPETE

2.1. License Grant to Zai. Subject to the terms and conditions of this Agreement, Cullinan hereby grants to Zai, during the Term, an exclusive (subject to Section 2.2), royalty-bearing license, with the right to grant sublicenses in multiple tiers (solely in accordance with Section 2.3), under the Licensed Technology and any Improvements discovered or created during the Term, to Exploit the Products in the Field in the Territory. For clarity, it is understood that the foregoing license does not include the right to modify the Licensed Compound and Zai agrees that it shall not, and shall require that its Affiliates and Sublicensees do not, modify the Licensed Compound, except in each case by making pharmaceutically acceptable salts, hydrates and solvates thereof, formulations of any of the foregoing or as expressly authorized in advance by Cullinan in writing.

2.2. Cullinan Retained Rights. Notwithstanding anything to the contrary in this Agreement, Cullinan hereby expressly retains, on behalf of itself (and its Affiliates, other licensees, and sublicensees) (a) all rights under the Licensed Technology to fulfill, either itself, its Affiliates or through subcontractors, Cullinan’s obligations under this Agreement, (b) the exclusive rights to Exploit the Licensed Compound and Products outside the Territory, (c) subject to and in accordance with Section 5.5, the non-exclusive rights under the Licensed Technology to conduct the Global Studies, and (d) the non-exclusive rights to Manufacture or have Manufactured the Licensed Compound or Product in the Territory, solely to support (1) the Manufacture, Development and Commercialization of the Licensed Compound and Products outside of the Territory, and (2) the Manufacture, Development and Commercialization of the Product by Zai in the Territory (including through the conduct of Global Studies by Cullinan pursuant to Section 5.5) (the “Retained Rights”). In the event that Cullinan wishes to exercise its Retained Rights to Develop, or have Developed, Manufacture, or have Manufactured, the Licensed Compound or Products in the Territory beyond the Development activities being conducted and to be conducted by or on behalf of Cullinan in the Territory as contemplated by the Global Development Plan as in effect on the Effective Date, Cullinan shall notify Zai in writing and the Parties shall discuss and coordinate such Development and Manufacturing activities with Zai’s related activities with respect to the Licensed Compound and Products in the Territory; provided that in the event that Zai reasonably considers that any planned or actual exercise of any Retained Rights described in clause (d) by or on behalf of Cullinan in the Territory would lead to any material safety issue with respect to the Licensed Compound or Products in the Territory, upon Zai’s written notice to Cullinan, the Parties shall submit such issue to the JSC for resolution in accordance with Section 3.2(f). Zai acknowledges and agrees that the Retained Rights includes the right for Cullinan to grant licenses under clauses (a) through (d) of the Retained Rights to its Affiliates and Third Parties. For the avoidance of doubt, the Retained Rights shall exclude the right under the Licensed Technology to Commercialize the Licensed Compound or Products in the Field in the Territory during the Term, and Cullinan, its Affiliates and licensees of rights to the Licensed Compound or Products (other than Zai and its Affiliates and Sublicensees) shall not undertake such Commercialization of the Licensed Compound or Products in the Field in the Territory without Zai’s express prior written consent, which shall be communicated as a notice pursuant to Section 16.4.

2.3. Right to Sublicense.

(a) General. Upon Cullinan’s prior written consent (not to be unreasonably withheld, delayed or conditioned), Zai shall have the right to grant sublicenses to any Third Party as proposed in writing by Zai under the license and rights granted in Section 2.1 and Section 6.8(b). Zai [***]. Zai shall be liable for (1) its Sublicensee’s conduct that is prohibited under this Agreement, and (2) its Sublicensee’s breach of this Agreement which shall be deemed a breach of this Agreement as if Zai had itself conducted the action or inaction that contributed to the breach of this Agreement; provided that Zai shall have the right to cure, if curable, such breach on behalf of such Sublicensee within forty (40) days following the receipt of notice of such breach.

(b) Restrictions. Zai shall not grant a sublicense to any Third Party that has been debarred or disqualified by any Governmental Authority or is subject to any proceedings, sanctions or fines under any Anti-Corruption Law. Zai shall ensure, prior to engaging any Third Party as a Sublicensee that such Third Party is subject to written agreements containing terms and conditions that: (i) require each such Sublicensee to protect and keep confidential any Confidential Information of the Parties, including in accordance with ARTICLE 10; (ii) provide Cullinan with the right to audit (either by itself or through Zai or Zai’s designee) the books and records of each such Sublicensee in accordance with this Agreement (including pursuant to Sections 5.7(a), 6.10, 8.6, 9.6(b), 9.6(d), and 11.5(a)(iv)); (iii) do not impose any payment obligations or liability on Cullinan; and (iv) are otherwise consistent with the terms of this Agreement. Zai shall provide a copy of the complete executed agreement with each Sublicensee to Cullinan; provided that Zai shall be permitted to redact commercially sensitive economic terms of any such agreement which terms are not necessary for Cullinan to confirm Zai’s compliance with its obligations hereunder. Zai shall remain primarily responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Sublicensee, and Cullinan shall have the right to proceed directly against Zai without any obligation to first proceed against such Sublicensee. Cullinan may require that Zai enforce any provisions of any agreement between Zai and a Sublicensee against the applicable Sublicensee.

2.4. License Grant to Cullinan. Subject to the terms and conditions of this Agreement, Zai hereby grants to Cullinan [***] sublicenseable license under Zai IP to exercise its Retained Rights, provided that such license shall be non-exclusive in the Territory.

2.5. No Implied Licenses; Negative Covenant. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Know-How, trademarks, Patents of the other Party. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6. Existing Cullinan In-License. All licenses and other rights granted to Zai under this Agreement (including any sublicense rights) are subject to the rights and obligations of Cullinan under the Taiho Agreement. Zai acknowledges and agrees that [***], as amended from time to time in accordance with Section 11.2(i) and 11.2(j), (as if sublicensees were expressly named in each such provision, to the extent sublicensees are not so named therein).

2.7. Combinations. Notwithstanding any other provision of this Agreement, for purposes of the license grant under Section 2.1 with respect to any Product that is a Combination Product, such license will only include a license with respect to the Licensed Compound component of such Combination Product.

2.8. Exclusivity; Non-Compete; Change of Control.

(a) During the Term, except as provided in Section 2.8(d) below or otherwise expressly contemplated under this Agreement, Cullinan shall not, and shall cause its Affiliates and its licensees and sublicensees with respect to the Licensed Compound or Products to not, engage in (independently or for or with any Third Party) [***].

(b) During the Term, except as provided in Section 2.8(d) below or otherwise expressly contemplated under this Agreement, Zai shall not, and shall cause its Affiliates, licensees and Sublicensees with respect to the Licensed Compound or Products to not, [***].

(c) For clarity, nothing in this Agreement prohibits either Party from conducting, participating in, or funding, directly or indirectly, alone or with any Affiliate or Third Party, [***].

(d) Change of Control.

(i) Change of Control of a Party. In the event that a Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 2.8(a) shall not apply to (1) any activities that would otherwise constitute a breach of Section 2.8(a), including a Competing Product that is being Exploited in the Territory (collectively, “Competing Activities”), being performed by the Acquirer or its Affiliates at the closing of the applicable transaction, or (2) any Competing Activities undertaken after the closing of the Change of Control transaction by an Acquirer or its Affiliates, in each case of (1) and (2) as long as (A) no Licensed Technology or Zai IP (as applicable) or Confidential Information of the other Party (if applicable or related to the Licensed Compound or Product) is used by or on behalf of such Party or Acquirer, as applicable, or their respective Affiliates in connection with any subsequent Exploitation of such Competing Products, and (B) such Party or Acquirer, as applicable, or their respective Affiliates institutes commercially reasonable safeguards to ensure the requirement set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel working on the Products or having access to any Licensed Technology or Zai IP (as applicable) or Confidential Information of the other Party (if applicable or related to the Licensed Compound or Product).

(ii) Acquisition of a Third Party by a Party. In the event that a Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transactions) (an “Acquired Party”), the restrictions set forth in Section 2.8(a) shall not apply to (1) any Competing Activities that are being performed by the Acquired Party or its Affiliates at the closing of the applicable transaction, or (2) any Competing Activities undertaken by the Acquired Party, or its Affiliates after the closing of the transaction, in each case of (1) and (2) as long as (A) no Licensed Technology or Zai IP (as applicable) of Confidential Information of the other Party (if applicable or related to the Licensed Compound or Product) is used by or on behalf of such Party or the Acquired Party, as applicable, or their respective Affiliates in connection with any subsequent Exploitation of such Competing Products, and (B) such Party or Acquired Party, as applicable, or their respective Affiliates institutes commercially reasonable safeguards to ensure the requirement set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working on such Competing Products and the personnel working on the Products or having access to any Licensed Technology or Zai IP (as applicable) or Confidential Information of the other Party (if applicable or related to the Licensed Compound or Product).

2.9. New Cullinan In-Licenses.

(a) If, during the Term, Cullinan enters into any agreement with a Third Party pursuant to which it obtains a licensable or sublicensable (in accordance with the terms of this Agreement) right or license from such Third Party to any Patents or Know-How that would, but for the provisions of this Section 2.9 constitute Licensed Technology, then Cullinan shall promptly notify Zai thereof in writing, including by providing a summary description of: (i) such Patents or Know-How; (ii) all payments that Cullinan would be obligated to pay to such Third Party in connection with the grant, maintenance, or exercise of a license or sublicense to or by Zai under such Patents or Know-How; and (iii) all obligations with which Zai would be required to comply as a licensee or sublicensee under such agreement (such notice, an “Upstream License Notice”).

(b) If, within twenty (20) days after the receipt of an Upstream License Notice, Zai provides Cullinan with written notice indicating interest in obtaining a license or sublicense under such Patents or Know-How, then Cullinan shall promptly provide Zai with a copy of such agreement, which copy may be redacted to exclude terms not relevant to the rights or obligations that Zai would receive or assume if it were to exercise its rights under this Section 2.9 to include such Patents or Know-How as Licensed Technology.

(c) If, within twenty (20) days after receipt of such copy referenced in Section 2.9(b), Zai provides Cullinan with written notice in which: (i) Zai consents to including the applicable Patents or Know-How in the Licensed Technology; and (ii) Zai agrees, subject to Section 2.9(a), to (1) make all payments when due under such agreement to the extent arising out of the grant, maintenance, or exercise of a license or sublicense to or by Zai under such Patents or Know-How and (2) comply with all obligations under such agreement as required to comply as a licensee or sublicensee under such agreement, then (A) such agreement shall be deemed a “New Cullinan In-License”, (B) any such Patents or Know-How, to the extent otherwise falling within the definition of Licensed Technology, shall be added to Licensed Technology and licensed or sublicensed to Zai under this Agreement, and (C) Zai shall be obligated to make any payments referenced in the foregoing sub-clause (ii). If Zai does not provide such notices required by this Section 2.9, such Patents and Know-How will be excluded from the Licensed Technology pursuant to this Agreement.

(d) Notwithstanding the foregoing in this Section 2.9, with respect to any payment obligation under a New Cullinan In-License that may be triggered by but is not specific to the grant, maintenance, or exercise of a license or sublicense to or by Zai under such Patents or Know-How, Zai shall only be obligated to pay a reasonable allocation of such payment under such New Cullinan In-License, in each case, taking into account, inter alia, the total number of and relative value of the licenses and sublicenses granted by Cullinan with respect to such Patents or Know-How.

ARTICLE 3

GOVERNANCE

3.1. Alliance Managers. Within thirty (30) days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development and Commercialization issues) to act as its alliance manager with respect to this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities in the Territory contemplated under this Agreement. The Alliance Managers shall (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (c) manage the JSC meetings by (i) calling meetings of the JSC; (ii) preparing and issuing minutes of each such meeting within ten (10) Business Days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case at the direction of and in consultation with the then-current chairperson. Each Party may replace its Alliance Manager by written notice to the other Party.

3.2. Joint Steering Committee.

(a) Formation. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to cooperate, coordinate, integrate and monitor the Development and Commercialization of the Products in the Field in the Territory under this Agreement. Each Party shall appoint [***] representatives (or such other equal number of representatives as agreed by the Parties in writing) to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party; [***]. The chairperson shall not have any greater authority than any other representative of the JSC.

(b) Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement, including the Parties’ Product Development activities under this Agreement and status of Regulatory Submissions and Regulatory Approvals, (ii) review, discuss and approve the Development Plan and amendments thereto, (iii) review and discuss the overall strategy for the Commercialization of the Product in the Field in the Territory; (iv) review, discuss and approve the Commercialization Plan and amendments thereto; (v) establish subcommittees as necessary or advisable to further the purpose of this Agreement; (vi) report safety issues of the Products to Regulatory Authorities, (vii) review data generated from the Clinical Trials of the Products in and outside the Territory, and (vii) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

(c) Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (iv) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to, any Global Study; or (v) impose any other obligations on either Party without the prior written consent of such Party.

(d) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [***]. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference, unless otherwise agreed by the Parties. In-person JSC meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party are participating in such JSC meeting. The Alliance Manager appointed by Zai as set forth in Section 3.1 herein, shall prepare the minutes for all JSC meetings, which such minutes shall be approved by the JSC at the subsequent meeting.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Decision-Making. All decisions of the JSC shall be made by unanimous vote, with Cullinan’s representatives collectively having [***] and Zai’s representatives collectively having [***]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] days after such matter was brought to the JSC for resolution, such matter shall be referred by a notice sent pursuant to Section 16.4 by the [***] (the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then the Parties shall be deemed to be deadlocked [***].

(g) Exchange of Information. The Parties shall cooperate to exchange information through the JSC and otherwise as reasonably requested by the other Party with respect to Product Development, Commercialization and medical affairs activities conducted by each Party and their Affiliates, in the case of Zai its Sublicensees, and in the case of Cullinan its licensees of rights to Products outside the Territory to the extent permitted by such licensees. Such exchange shall include summaries of information relating to Product Development activities of each Party, including all Clinical Trials of the Products, IND and Regulatory Approval Application filings for all indications for the Products, as well as all summaries of meetings with regulators regarding the Products. For Clinical Trials of a Product that may be used to support Regulatory Approval for such Product in the other Party’s territory (including Global Studies), such exchange shall also include all data, results and analyses as reasonably requested by a Party, and the other Party shall have the right to use such data and results for the purpose of obtaining and maintaining Regulatory Approval for the Product in its territory.

ARTICLE 4

DEVELOPMENT TECHNOLOGY TRANSFERS

4.1. Access to Licensed Know-How. Within thirty (30) days following the Effective Date, Cullinan shall transfer to Zai all Licensed Know-How as of the Effective Date, which transfer shall occur in a manner and following a reasonable schedule established by the JSC. During the Term, Cullinan shall provide or make available to Zai additional Licensed Know-How, to the extent that such Licensed Know-How comes to Cullinan’s attention (or is reasonably requested by Zai) and has not previously been provided or made available to Zai, to the extent necessary or reasonably useful for Zai to exercise its rights or perform its obligations under this Agreement.

4.2. Assistance by Cullinan. At Zai’s reasonable request, Cullinan shall cooperate with Zai to provide reasonable technical assistance as may be necessary in connection with (a) the transfer to Zai of the Development of Products in the Territory and (b) the seeking of Regulatory Approval for Products in the Territory. Upon Zai’s request for any reasonable technical assistance, Cullinan shall provide Zai with such reasonable technical assistance up to a total amount of [***] for a period from the Effective Date to December 31, 2021, at no additional cost to Zai (but subject to reimbursement of out-of-pocket travel and accommodation cost incurred by Cullinan at Zai’s request). In the event Zai reasonably requests any assistance from Cullinan that would require Cullinan to provide assistance (i) in the Calendar Year 2021 in FTE hours in excess of the amounts described in the preceding sentence or (ii) any time after December 31, 2021, Cullinan shall consider in good faith and in the context of Cullinan’s then-current global capacity requirements, whether to provide such assistance to Zai at the FTE Rate (plus reimbursement of out-of-pocket travel and accommodation cost incurred by Cullinan at Zai’s request), based on written invoices provided by Cullinan from time to time, and within forty-five (45) days of the receipt of an invoice from Cullinan. For clarity, Cullinan’s provision of any and all data or results generated from Clinical Trials conducted by Cullinan to Zai shall not be deemed part of technical assistance provided to Zai by Cullinan. Additionally, (x) Zai shall not be responsible for any costs or expenses incurred by Cullinan, its Affiliates or their respective employees or contractors (A) in conducting any activity that is a part of any Joint Global Study in the Territory, except as provided in Section 5.5(b); or (B) for the normal activities performed by Cullinan’s employees and contractors at the JSC or the JDC level, routine communications or activities regarding the Development, Manufacture or Commercialization in the Territory, communications with or between Zai’s and/or Cullinan’s executive officers and the like, including discussing, updating, and reviewing the Clinical Development Plan and Commercialization Plan, and (y) Cullinan shall not be responsible for any costs or expenses incurred by Zai, its Affiliates or their respective employees or contractors (A) in conducting any activity that is a part of any Local Study in the Territory; or (B) for the normal activities performed by Zai’s employees and contractors at the JSC or the JDC level, routine communications or activities regarding the Development, Manufacture or Commercialization in the Territory, communications with or between Zai’s and/or Cullinan’s executive officers and the like, including discussing, updating, and reviewing the Clinical Development Plan and Commercialization Plan.

ARTICLE 5

DEVELOPMENT

5.1. Diligence and Responsibilities. Zai shall be primarily responsible for, and shall use Commercially Reasonable Efforts to Develop the Products in the Field in the Territory, including the conduct of all Development activities of the Products in the Field in the Territory in accordance with the Development Plan at Zai’s sole cost subject to Section 5.5(b). [***]. Zai shall perform such obligations under the Development Plan in a professional manner, and in compliance in all respects with the Development Plan and the requirements of Applicable Laws, GCP and cGMP. Changes in the scope or direction of the Development work under this Agreement that would be a material deviation from the Development Plan must be approved by the JSC as set forth in Section 3.2(b); provided that any change with respect to Joint Global Studies shall be consistent with the Joint Global Studies as set forth in the Global Development Plan.

5.2. Development Plan. The Parties shall undertake the Development of the Product in a collaborative and efficient manner in accordance with this ARTICLE 5. The Development of the Product relating to the Territory under this Agreement shall be governed by a written development plan (the “Development Plan”), as revised from time to time in accordance with this Section 5.2. The Development Plan shall include (a) an outline of all material pre-clinical activities and clinical trials to be conducted by Zai in the Territory, including the Local Studies and Joint Global Studies, during the subsequent [***]; and (b) the material activities to be performed by the Parties to obtain the Regulatory Approvals for the Products in the Territory and to support the Joint Global Studies. The Development Plan shall contain in reasonable detail the major Development activities and the projected timelines for conducting such activities, including activities designed to achieve Regulatory Approvals for the Product in the Territory. As soon as practicable, but in no event more than forty-five (45) days following the Effective Date, Zai shall deliver an initial Development Plan which shall be mutually acceptable to the Parties. From time to time, but at least once every [***], Zai shall propose updates or amendments, if any, to the Development Plan in consultation with Cullinan and submit such proposed updated or amended plan to the JSC for review, discussion and approval. In accordance with Section 3.2(b) the JSC shall review, discuss and approve any updates or amendments to the Development Plan.

5.3. Abandoned Development. [***], no Active Development Activities (as defined below) have been conducted by Zai, its Affiliates or permitted Sublicensee within ten (10) months of the Effective Date, and (b) such inactivity was not caused by a Serious Adverse Event or Serious Adverse Drug Reaction (each as defined in the Pharmacovigilance Agreement) reported pursuant to the Pharmacovigilance Agreement, Regulatory Authority or was not due to a force majeure event or Cullinan’s failure to supply sufficient quantities of Clinical Supply Product to Zai, then Zai shall be deemed to have abandoned the Development under the applicable Development Plan for the Product therein (“Abandoned Development”). If Zai has Abandoned Development, then Cullinan shall have the right to terminate this Agreement in accordance with Section 14.4(a). “Active Development Activities” [***].

5.4. Local Study. Zai shall use Commercially Reasonable Efforts and be solely responsible for performing any Local Study at its sole cost (including handling relevant Regulatory Submissions for any Local Studies in the Territory at its own cost, as applicable, in accordance with ARTICLE 6), as set forth in the Development Plan; provided that such Local Study shall not be reasonably expected to result in any material safety concern or material adverse effect on the Development of the Product outside the Territory or any material violation of any material Applicable Law. Each Local Study conducted in the Territory shall be conducted in accordance with the Development Plan, the study protocol approved by any relevant Regulatory Authority, and Applicable Laws in the Territory.

5.5. Global Study.

(a) General. Cullinan may initiate, suspend, or cease a Global Study for any Product for any Indication. Cullinan’s global Development of Products will be conducted pursuant to a written development plan, as amended from time to time by Cullinan, subject to this Section 5.5 with respect to participation by Zai (the “Global Development Plan”). Cullinan shall provide Zai with a copy of the Global Development Plan within thirty (30) days of the Effective Date, which identifies (i) the first Pivotal Study and (ii) such other Global Studies that include clinical sites for Clinical Trials in the Territory (such other Global Studies, excluding the first Pivotal Study, the “Existing Global Studies”). If Cullinan amends the Global Development Plan after the Effective Date, which amendment adds Global Studies to include any clinical sites for Clinical Trials in the Territory beyond the Existing Global Studies, Cullinan shall present to the JSC any such additional Global Study for Zai’s potential participation in such Global Study and provide the JSC with a study schematic and rationale for the study prior to initiation of such study for the JSC’s review (which such review, for the avoidance of doubt, shall not be required to take place at an official meeting of the JSC); provided, however, that notwithstanding to the contrary herein (including Section 3.2(f)), any amendment to the Global Development Plan to the extent relating to the first Pivotal Study, any Existing Global Study or Joint Global Study that would materially change Zai’s obligations in the Territory shall be mutually agreed on by the Parties.

(b) Zai (i) shall, at its sole cost and expense, participate in the first Pivotal Study and use Commercially Reasonable Efforts to coordinate clinical trial sites in the Territory [***] Study, (ii) may, in its sole discretion, participate in Existing Global Studies by coordinating clinical trial sites in the Territory and enrolling the percentage of the subjects for such Existing Global Studies as specified in the Global Development Plan existing as of the Effective Date, and (iii) may, in its sole discretion, agree to participate in such other Global Study presented by Cullinan (each of the Existing Global Studies and any such agreed future Global Studies, a “Joint Global Study”). Within thirty (30) days of the Effective Date, Cullinan shall provide Zai with a list of the Joint Global Studies as of such date. Zai shall be responsible for all activities (if any) associated with conducting each Joint Global Study in the Territory set forth in the Global Development Plan existing as of the Effective Date and each additional Joint Global Study as outlined in the plan for such Joint Global Study as mutually agreed by the Parties and any additional Joint Global Study so agreed between the Parties shall be included in an amendment to the Global Development Plan. Zai shall use Commercially Reasonable Efforts to recruit, enroll, treat, and provide follow-up in a timely manner a certain number or percentage (as applicable) of the total number of patients to be treated under the protocol set forth in the Regulatory Submission to the FDA and NMPA (or such increased or decreased number of patients as may be required by a Regulatory Authority inside the Territory) for the Joint Global Study and in accordance with the Global Development Plan, which percentage shall be up to [***] of the total number of subjects for such Joint Global Study; provided that, if the number of subjects for any Joint Global Study that Zai plans to enroll from clinical trial sites in the Territory would exceed [***] of the total number subjects for such Joint Global Study based on the Global Development Plan, [***]. For the first Pivotal Study, following the Effective Date, Cullinan will transition clinical study sites in the Territory to Zai pursuant to an agreed transition plan as contemplated by the Development Plan, and Zai will bear the costs of such study in the Territory after the Effective Date, provided that, only to the extent that subjects are enrolled in such study by Cullinan prior to the Effective Date, Cullinan will reimburse Zai for the costs incurred by or on behalf of Zai for such subjects enrolled in such study prior to the Effective Date on a Calendar Quarterly basis in accordance with a detailed budget for such costs agreed in advance by the Parties.

(c) Zai, itself or with or through any other of its Affiliates or Sublicensees, shall, in accordance with Section 6.1, be the Authorized Regulatory Agent of each Joint Global Study in the Territory. For any Joint Global Study, Zai shall be responsible for all costs incurred by or on behalf of Zai in the performance of such Joint Global Study in the Territory (except to the extent of assistance provided by Cullinan without additional charge in accordance with Section 4.2), and Cullinan shall be responsible for all other costs incurred for or in connection with such Joint Global Study.

(d) If Zai elects not to participate in any Global Study presented by Cullinan (other than the first Pivotal Study and the Existing Global Studies in which Zai is participating) by notifying Cullinan in writing of such election not to participate (or by failing to notify Cullinan in writing of its election to participate) within thirty (30) days after the date of Cullinan’s presentation of such Global Study to the JSC, Cullinan may conduct such Global Study in the Territory at its sole cost but in conducting such Global Study, the Parties shall coordinate the Parties’ Development activities for the Product(s) in the Territory; provided, however, that (i) Zai shall have access to, and Cullinan shall share with Zai and hereby grants to Zai a right of reference to, any safety data generated from such Global Study; (ii) Cullinan may not conduct any such Global Study in the Territory without Zai’s prior written consent if Zai notifies Cullinan in writing within thirty (30) days after the date of Cullinan’s presentation of such Global Study to the JSC that (1) such Global Study would be reasonably expected to cause delay in obtaining the Regulatory Approval for the Product in the Territory or (2) Zai reasonably believes that the conduct of such Global Study in the Territory would lead to a safety issue or concern with respect to or have a material adverse effect on the Exploitation of the Licensed Compound or the Product in the Territory; further, provided that in each case of (1) and (2), Zai shall provide its rationale for such belief in writing to Cullinan for discussion by the Parties. Any Know-How or Patents resulting from any Global Study to the extent that (A) Zai could not be reasonably expected to participate in for regulatory, standard of care or similar reasons, where Zai provides its rationale for such expectation in writing to Cullinan, or (B) Cullinan did not present to Zai for Zai’s participation (each such Global Study, an “Exempted Global Study”) shall be included in the license grant to Zai under Section 2.1 without any additional consideration from Zai to Cullinan, except that neither Zai nor any of its Affiliates or Sublicensees may use any such Know-How or Patents from an Exempted Global Study in any Regulatory Submission for any Product in the Territory for the same indication for which the Exempted Global Study was conducted unless Zai notifies Cullinan in writing of such intended use and pays Cullinan an amount equal to [***] of all costs incurred by or on behalf of Cullinan and its Affiliates and licensees in conducting any such Exempted Global Study. Any Know-How (except for safety data) or Patents resulting from any Global Study that (y) is not an Exempted Global Study and (z) Zai has not elected to participate in shall be excluded from Licensed Technology unless Zai notifies Cullinan in writing of Zai’s intent to include any such Know-How or Patents in Licensed Technology and pays to Cullinan an amount that is equal [***] of the costs related to such Global Study.

5.6. Development Reports. The status, progress and results of Zai’s Development activities under this Agreement shall be discussed at meetings of the JSC. At least [***], Zai shall provide the JSC with a written report detailing its Product Development activities and the results thereof, covering subject matter at a level of detail reasonably requested by the other party and sufficient to enable the other party to determine such Party’s compliance with its obligations pursuant to Section 5.1 to Section 5.5. Through the JSC, each Party shall keep the other Party reasonably informed on the Development of the Product conducted by or on behalf of such Party. In addition, Zai shall make available to Cullinan such additional information about its Development activities with Products as may be reasonably requested by Cullinan from time to time. All updates and reports provided by Zai pursuant to this Section 5.6 shall be the Confidential Information of Zai.

5.7. Clinical Trial Audit Rights.

(a) Clinical Trials. Each Party shall conduct all Clinical Trials of the Products in compliance with all Applicable Laws, including GCP and regulations promulgated by the NMPA and FDA.

(b) Conduct of Audits. Upon [***] prior written notification by Cullinan but no more frequent than once per Calendar Year (except in the event that Cullinan has reasonable cause), and based on an audit scope agreed upon by the Parties, Cullinan or its representatives may conduct an audit of Zai, its Affiliates, or any Sublicensees, subcontractors, and all Clinical Trial sites engaged by Zai or its Affiliates or Sublicensees, subcontractors to perform Zai’s obligations under any Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Development Plan, GCP, and Applicable Laws; provided that in the event any such audit of Zai’s subcontractors or Clinical Trial sites engaged by Zai or its Affiliates or Sublicensees, subcontractor requires Zai’s assistance, Zai shall provide Cullinan or its representatives with such assistance at Zai’s cost, to the extent reasonable, including providing personnel of Zai to be present for such audit and producing any documents or authorizations allowing Cullinan or its representatives to conduct such audit, to the extent reasonable. No later than [***] days after the completion of such audit, Cullinan shall provide Zai with a written summary of Cullinan’s findings of any deficiencies or other areas of remediation that Cullinan identifies during any such audit. Zai shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies within thirty (30) days following Cullinan’s receipt of such report. Without limiting the foregoing, Zai shall have the right to be present at any such audit conducted by Cullinan pursuant to this Section 5.7 of any Sublicensees, subcontractors, subcontractors or Clinical Trial Sites.

5.8. Records. Each Party shall maintain appropriate records in either tangible or electronic form of (a) all significant Development, Manufacture, and Commercialization events and activities conducted by it or on its behalf related to a Product; and (b) all significant information generated by it or on its behalf in connection with the Development, Manufacture, or Commercialization of a Product, in each case in accordance with its usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines. Upon a Party’s reasonable request, the other Party shall, and shall cause its Affiliates and, in the case of Zai, Sublicensees, to provide to the other Party copies of such records related to the Exploitation of the Product in the other Party’s territory, including for regulatory and patent purposes. All such records, reports, information and data of a Party provided to the other Party shall be the Confidential Information of the providing Party.

ARTICLE 6

REGULATORY

6.1. Zai’s Responsibilities. Zai shall be responsible for (a) all regulatory activities leading up to and including the obtaining of the Regulatory Approval for a Product from the Regulatory Authority on a Region-by-Region basis in the Territory, at its sole cost and expense, except as set forth in the Global Development Plan and Development Plan; and (b) hold and maintain all Regulatory Approvals for a Product in the Territory, in each case, in the name of Cullinan. Subject to the terms and conditions of this Agreement, Cullinan shall appoint and hereby appoints Zai as its sole Authorized Regulatory Agent to handle all activities with respect to filing for, obtaining and maintaining any Regulatory Approval or product registration for the Product in the Territory and Zai shall use Commercially Reasonable Efforts to obtain Regulatory Approvals and pricing and reimbursement approvals (if applicable) for Products in the Territory in accordance with the Development Plan and Zai shall be solely responsible for all costs and expenses incurred in connection with performing such activities in the Territory; provided that Cullinan shall promptly transfer all Regulatory Approvals and Regulatory Submissions to Zai or its designee when Applicable Laws in the Territory allows Zai to hold such Regulatory Approvals and Regulatory Submissions for the Product in the Territory at Zai’s cost. During any period when Cullinan holds such Regulatory Approval and Regulatory Submissions for Zai’s benefit, (i) Cullinan shall not be obligated to perform any activities, bear any obligations, or bear any costs, in each case, in addition to the activities set forth in this Agreement due to Cullinan or its Affiliate holding such Regulatory Approval and Regulatory Submissions; (ii) Cullinan shall not assume any liability in connection with Cullinan holding such Regulatory Approval and Regulatory Submissions; (iii) should Cullinan or its Affiliates incur any costs or expenses related to holding or transferring any such Regulatory Approval and Regulatory Submissions, Zai shall reimburse Cullinan or its Affiliates for any and all costs and expenses incurred by Cullinan or its Affiliates in holding or transferring such Regulatory Approval and Regulatory Submissions; and (iv) Zai shall indemnify and hold Cullinan Indemnitees (as defined herein) from and against all Losses to the extent arising from Cullinan holding such Regulatory Approval and Regulatory Submissions in the Territory as set forth in ARTICLE 12. Zai shall keep Cullinan promptly informed (and in any event within forty-eight (48) hours for any significant matter) of regulatory developments related to the Products in the Territory and shall promptly notify Cullinan in writing of any decision by any Regulatory Authority in the Territory regarding a Product.

6.2. Review of Regulatory Submissions. Zai shall provide to Cullinan for review and comment drafts of all material Regulatory Submissions in the Territory for the Products no later than fifteen (15) days prior to the planned submission. Zai shall incorporate any comments received from Cullinan on such Regulatory Submissions where required under any Applicable Laws and shall consider in good faith any other comments received from Cullinan on such Regulatory Submissions. In addition, Zai shall notify Cullinan of any material Regulatory Submissions for the Products and any other material documents, comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Territory and shall provide Cullinan with copies thereof as soon as reasonably practicable, but in all events within [***] days after submission or receipt thereof. If any such Regulatory Submission, comment, or correspondence is not in English, then, in addition to a copy thereof in its original language, Zai shall also provide Cullinan with an English summary thereof within the corresponding timelines as set forth in this ARTICLE 6 at Zai’s cost.

6.3. Notice of Meetings. Zai shall provide Cullinan with notice of any material meeting or discussion with any Regulatory Authority in the Territory related to any Product no later than two (2) Business Days after receiving notice thereof. Zai shall lead any such meeting or discussion and Cullinan or its designee shall have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Laws or Regulatory Authority. At Zai’s request, Cullinan shall reasonably cooperate with Zai in preparing for any such meeting or discussion. If Cullinan elects not to attend such meeting or discussion, then Zai shall provide to Cullinan a written summary thereof in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority.

6.4. Notice of Regulatory Action. If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of Zai relating to any Product, then Zai shall notify Cullinan of such contact, inspection, or notice or action within [***] Business Days after receipt of such notice (or, if action is taken without notice, within [***] Business Days of Zai becoming aware of such action). Cullinan shall have the right to review and comment on any responses to Regulatory Authority that pertain to a Product in the Territory.

6.5. Cullinan’s Responsibilities. Cullinan shall reasonably cooperate with Zai in obtaining any Regulatory Approvals for a Product in the Territory by providing, to the extent reasonably requested by Zai, access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for the Product outside of the Territory pursuant to ARTICLE 4 if such information is required in furtherance of such Regulatory Approvals. In addition, upon Zai’s reasonable request, Cullinan shall, and shall cause its Affiliates and sublicensees, to the extent permitted in such sublicensees’ agreement with Cullinan,, to provide to Zai copies of such records of Development, Manufacturing, and Commercialization activities to the extent necessary or reasonably useful to obtain Regulatory Approval of the Product in the Territory. Zai shall reimburse Cullinan for the costs and expenses incurred by Cullinan to provide reasonable assistance to Zai for such cooperation in accordance with Section 4.2.

6.6. No Harmful Actions. If Cullinan believes that Zai is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of the Product outside the Territory, Cullinan shall have the right to bring the matter to the attention of the JSC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Zai shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Zai shall immediately notify Cullinan of such order; and (b) Zai shall not submit any Regulatory Submissions or seek Regulatory Approvals for the Product outside the Territory.

6.7. Notification of Threatened Action. Each Party shall within one (1) Business Day notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product (as to Cullinan’s notification obligation, only to the extent it would reasonably be expected to affect the Territory). Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to the Territory.

6.8. Right of Reference.

(a) Zai hereby grants to Cullinan the right of reference to (i) all Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of Zai or its Affiliates (and all data contained or referenced therein), with the right to grant further rights of reference to Cullinan’s licensees with respect to Products, and (ii) all data generated relating to the Licensed Compound or Products in the Field, including preclinical data, clinical data, Safety Data and CMC Data contained in or referenced in any Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of such Party, and all corresponding documentation Controlled by each Party as of the Effective Date or at any time during the Term. Cullinan and its Affiliates (and any licensee to whom it may grant a further right of reference) may use the right of reference to Zai’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Products outside the Territory.

(b) Subject to and in accordance with Section 5.5, Cullinan hereby grants to Zai the right of reference to (i) all Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of Cullinan or its Affiliates (and all data contained or referenced therein), with the right to grant further rights of reference to Sublicensees to the extent permitted pursuant to Section 2.3, and (ii) all data generated relating to the Licensed Compound or Products in the Field, including Safety Data and CMC Data contained in any Regulatory Submissions pertaining to the Product in the Field submitted by or on behalf of such Party, and all corresponding documentation Controlled by Cullinan (including, to the extent permissible pursuant to the Taiho Agreement, a right of reference to such Taiho data that may be necessary or reasonably useful for Zai’s Exploitation of the Licensed Compound or Products) as of the Effective Date of or at any time during the Term. Zai and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to Cullinan’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Products in the Field in the Territory.

6.9. Adverse Events Reporting.

(a) Promptly following the Effective Date, but in no event later than ninety (90) days thereafter, Zai and Cullinan shall develop and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (the “Pharmacovigilance Agreement”). Such agreement shall describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, licensees or sublicensees to comply with its legal obligations. The Pharmacovigilance Agreement shall be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. To the extent there is any disagreement between this Section 6.9, Section 6.10, or any related definitions and the Pharmacovigilance Agreement, the Pharmacovigilance Agreement shall control with respect to safety matters and this Agreement shall control with respect to all other matters.

(b) Zai shall be responsible for complying with all Applicable Laws governing Adverse Events in the Territory for all Clinical Trials performed by Zai, including the Local Studies and Joint Global Studies, and Cullinan shall be responsible for complying with all Applicable Laws covering Adverse Events (i) in the Territory for all Clinical Trials performed by Cullinan for the Global Studies that Zai does not participate in and (ii) outside the Territory for all Clinical Trials.

(c) Cullinan shall hold and control the global safety database for all Products and for the exchange by the Parties in English of any information which a Party becomes aware of concerning any Adverse Event experienced by a subject or patient being administered any Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates, licensees and sublicensees shall have the right to disclose such information if such disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority.

6.10. Safety and Regulatory Audits. Upon reasonable notification, Cullinan shall be entitled to conduct an audit of safety and regulatory systems, procedures and practices of Zai, including on-site evaluations to the extent permitting such on-site evaluations is in the control of Zai. Cullinan may conduct such audit no more than [***] (unless an additional audit is warranted for cause) upon [***] prior written notice to Zai. With respect to any inspection of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to any Product, Zai shall notify Cullinan of such inspection (a) no later than [***] after Zai receives notice of such inspection or (b) within one (1) Business Day after the completion of any such inspection of which Zai did not receive prior notice. Zai shall promptly provide Cullinan with all information related to any such inspection. Zai shall also permit Governmental Authorities outside of the Territory to conduct inspections of Zai or its Affiliates or Sublicensees (including Clinical Trial sites) relating to the Product, and shall ensure that all such Affiliates or Sublicensees permit such inspections. Cullinan shall have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection. Following any such regulatory inspection related to the Products, Zai shall provide Cullinan with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to the Product) within two (2) days of Zai receiving the same, and (ii) in the event that such findings, notice, or report is in a language other than English, a written English summary of any material finding, notice, or report of a Governmental Authority related to such inspection (to the extent related to the Product) within [***] after receiving the same. Further details including notification, timing, response and scope of such audits shall be included in the Pharmacovigilance Agreement.

6.11. Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (as to Cullinan’s notification obligation, only to the extent it would reasonably be expected to affect the Territory) (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Territory. Zai shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action; provided that Cullinan shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory to the extent related to any Global Study. The cost and expenses of any Remedial Action in the Territory shall be borne solely by the Party with sole discretion; provided, however, that to the extent a Remedial Action in the Territory results primarily from the failure of the Product supplied by Cullinan to comply with the Product Specifications, product warranties (as set forth in the Supply Agreement) or any Applicable Law, including cGMP requirements, then Cullinan shall reimburse Zai for the reasonable cost and expense of such Remedial Action if this is required and after consultation with Cullinan. Each Party shall, and shall ensure that its Affiliates and sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Product in the Territory.

ARTICLE 7

MANUFACTURING

7.1. Commercial Supply. Subject to the terms and conditions of this Agreement, including Cullinan’s Retained Rights, Zai shall have the sole right (and shall solely control, at its discretion) itself or with or through its Affiliates, Sublicensees, or other Third Parties, to Manufacture or have Manufactured the Products for Commercialization in the Field in the Territory. All such commercial Manufacturing shall be at Zai’s sole cost and expense. Notwithstanding the foregoing, the Parties agree to cooperate in good faith and, where appropriate and permitted under applicable law, to share such commercial and/or technical data to enable Zai to obtain commercial manufacturing supply of Product for Commercialization in the Territory in accordance with Section 7.3.

7.2. Clinical Supply Manufacture; Supply of Products. Subject to the terms and conditions of this Agreement, the Clinical Supply Agreement, and the Quality Agreement, and until the first Regulatory Approval of the Product in the Field in the Territory, Cullinan shall use Commercially Reasonable Efforts to supply Zai’s requirements of Product for use in Clinical Trials in the Territory in accordance with the specifications. In no event shall Cullinan be required to supply to Zai Product having specifications that differ materially from the specifications being used by Cullinan outside the Territory, unless and to the extent the Parties so agree in the Supply Agreement. Customary terms of forecasting and ordering procedures, product specifications, and other operational matters relating to the supply of the Product under this Section 7.2 shall be set forth in a clinical supply agreement to be mutually agreed upon by the Parties within sixty (60) days following the Effective Date or such longer period as agreed by the Parties (the “Clinical Supply Agreement”). In connection with such Clinical Supply Agreement, the Parties shall enter into a quality agreement governing the Product Specifications and other technical aspects of the Product (the “Quality Agreement”). Such Clinical Supply Agreement and Quality Agreement shall include other customary terms for the clinical supply of pharmaceutical products, including (i) pro rata allocation of Products among Cullinan and its Affiliates and licensees (including Zai and its Affiliates and Sublicensees) and (ii) other appropriate remedies and indemnities, in each case of (i) and (ii), in a manner and under the circumstances mutually agreed by the Parties. Subject to the terms of this ARTICLE 7, the Clinical Supply Agreement, and the Quality Agreement, (A) Cullinan shall, itself or through one or more CMOs, use Commercially Reasonable Efforts to (a) supply Product to Zai EXW (Incoterms 2020) Cullinan (or its CMO) manufacturing facility at [***] of Cullinan’s Fully Burdened Manufacturing Costs, and (B) Zai shall (i) obtain and maintain all required export or import licenses or authorizations, and shall serve as importer of record for all Products delivered in or into any Region in the Territory pursuant to this Agreement and the Clinical Supply Agreement, and (ii) be responsible for all customs’ duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of the Product in or into any Region in the Territory.

7.3. Manufacturing Technology Transfer. At Zai’s request, which such request shall not be initiated until after the initiation of the first Pivotal Study in the Territory, the Parties shall (i) cooperate in good faith through the JSC to identify the Manufacturing Technology, and (ii) Cullinan shall (A) transfer, and thereafter continue to transfer, during the Term as may be reasonably requested by Zai and its designees, all data, information and other Know-How within the Manufacturing Technology to Zai or its permitted designee (which designee may be an Affiliate or a Third Party manufacturer, and which Third Party manufacturer may be a backup manufacturer or a second manufacturer of Products), and (B) provide reasonable assistance to Zai or such permitted designee, in each case, in order to enable Zai and its designees to obtain the regulatory or governmental approvals necessary to authorize Zai and its designees to Manufacture the Licensed Compound or Products for commercial supply in the Territory (clauses (A) and (B) together, the “Manufacturing Technology Transfer”). Once the Manufacturing Technology Transfer is complete, Cullinan, at its election, will have the right to obtain, and Zai will, and will cause its Affiliates and Sublicensees, to supply, Product to Cullinan on commercially reasonable terms for purposes of Commercializing the Product outside of the Territory.

7.4. Commercial Supply Manufacture; Supply of Products. If Zai notifies Cullinan in writing that it reasonably believes that the Manufacturing Technology Transfer will not be fully completed prior to Zai’s anticipated date for first Commercial launch of a Product in the Territory, then Cullinan shall be solely responsible (itself or through its Affiliate or CMO) for the Manufacture of the commercial supply Product for Commercialization by Zai and its Affiliates and Sublicensees in the Territory. Customary terms of forecasting and ordering procedures, product specifications, and other operational matters relating to the supply of the Product under this Section 7.4 shall be set forth in a commercial supply agreement to be mutually agreed upon by the Parties no later than twelve (12) months prior to Zai’s anticipated date for first Commercial launch of a Product in the Territory (the “Commercial Supply Agreement”). In connection with such Commercial Supply Agreement, the Parties shall enter into a Quality Agreement. The Commercial Supply Agreement will include other customary terms for the commercial supply of pharmaceutical products, including (i) pro rata allocation of Products among Cullinan and its Affiliates and licensees (including Zai and its Affiliates and Sublicensees) and (ii) other appropriate remedies, in each case of (i) and (ii), in a manner and under the circumstances mutually agreed by the Parties. Zai or its Affiliates shall (1) pay Cullinan for the Products supplied by Cullinan (itself or through its Affiliate or CMO) for use by Zai in Commercialization at a transfer price equal to [***] of Cullinan’s Fully Burdened Manufacturing Costs and (2) obtain and maintain all required export or import licenses or authorizations, and shall serve as importer of record for all Products delivered in or into any region in the Territory pursuant to this Agreement and the Commercial Supply Agreement.

ARTICLE 8

COMMERCIALIZATION; MEDICAL AFFAIRS

8.1. General; Commercialization. Zai shall be solely responsible for, and use Commercially Reasonable Efforts to Commercialize and obtain pricing and reimbursement approvals for the Products in the Field in the Territory in accordance with the Commercialization Plan, at its sole cost and expense. Without limiting the foregoing, for each Product that receives Regulatory Approval in a Region in the Territory, Zai shall use Commercially Reasonable Efforts to Commercialize such Product in such Region.

8.2. Commercialization Plan. The Commercialization Plan shall contain in reasonable detail the significant Commercialization activities and the projected timelines for achieving such activities. Zai shall provide an initial Commercialization Plan to the JSC for review and discussion within the [***] period following the [***], which shall include general information regarding [***]. Thereafter, from time to time, but at least once [***], Zai shall propose updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Products, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended Commercialization Plan to the JSC. In preparing the initial Commercialization Plan and any updates or amendments thereto, Zai shall provide Cullinan with an opportunity to comment and Zai shall consider any Cullinan’s comments in good faith in finalizing the initial Commercialization Plan and any updates or amendments thereto.

8.3. Commercialization Reports. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Zai’s Commercialization activities with respect to the Products in the Territory. Each such update shall be in a form to be agreed by the JSC and shall summarize Zai’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Products in the Territory, covering subject matter at a level of detail reasonably required by Cullinan and sufficient to enable Cullinan to determine Zai’s compliance with its diligence obligations pursuant to this Agreement. In addition, Zai shall make available to Cullinan such additional information about its Commercialization activities as may be reasonably requested by Cullinan from time to time. All updates and reports generated pursuant to this Section 8.3 shall be the Confidential Information of Zai.

8.4. Product Trademarks. Zai may use (pursuant to this Section 8.4) the trademarks Controlled by Cullinan in the Territory as Cullinan may provide to Zai in writing from time to time (the “Cullinan Product Marks”) and may use the English mark thereof with Chinese phonetic translation below. Cullinan hereby grants to Zai, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under Cullinan’s rights to use such Cullinan Product Marks in connection with the Commercialization of the Products in the Field in the Territory in compliance with Applicable Laws and this Agreement. Zai shall comply with Cullinan’s brand usage guidelines provided to Zai in its use of the Cullinan Product Marks. Zai may also brand the Products in the Territory using other trademarks, logos, and trade names specific for the Products that differ from the Cullinan Product Marks and do not contain the name of Cullinan; provided, however, that (a) prior to such use, Zai shall submit such trademarks, logos and trade names for Cullinan’s prior written approval (not to be unreasonably withheld, delayed or conditioned), and (b) such trademarks, logos and trademarks shall be deemed owned by Zai (the “Product Marks”). Zai shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary.

8.5. No Diversion. Each of Cullinan and Zai hereby covenants and agrees that (a) it shall not, and shall ensure that its Affiliates and sublicensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, outside its territory; (b) with respect to any country or Region outside its territory, it shall not, and shall ensure that its Affiliates and their respective sublicensees shall not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for Products in such countries (except, in the event such Party is Zai, Zai shall have the right to maintain one or more warehouses outside the Territory solely to support packaging and labeling of the Products by Zai or its Affiliates outside the Territory and, in the event such Party is Cullinan, Cullinan shall have the right to maintain one or more warehouses in the Territory solely to support the Retained Rights), (ii) engage in any advertising or promotional activities relating to Products that are directed primarily to customers or other purchaser or users of Products located in such countries, (iii) solicit orders for Products from any prospective purchaser located in such countries, or (iv) sell or distribute Products to any Person in such Party’s territory who intends to sell or has in the past sold Products in such countries; (c) if a Party receives any order for any Product from a prospective purchaser reasonably believed to be located in a region or country outside its territory, such Party shall promptly refer that order to the other Party, and such Party shall not accept any such orders; (d) neither Party shall deliver or tender (or cause to be delivered or tendered) Products into a country or region outside its territory; (e) each Party shall not, and shall ensure that its Affiliates and their respective sublicensees shall not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize the Products in the other Party’s territory; and (f) each Party will use reasonable efforts to monitor and prevent exports of Products from its own territory for Commercialization in the other Party’s territory using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and will promptly inform the other Party of any such exports of Products from its territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with applicable Law to prevent exports of Products from its territory for Commercialization. For the purpose of this Agreement, Zai’s territory shall mean the Territory and Cullinan’s territory shall mean all countries and regions outside the Territory.

8.6. Transfer of Licensed Compound; Audits. Zai shall, ensure that its Affiliates and Sublicensees do not transfer or divert the Licensed Compound or Product to an entity other than Zai, or an entity approved by Zai, in each case in a manner that would cause the sale of such Licensed Compound or Product in the chain of distribution (from Zai or its Affiliates or Sublicensees to the end user) to be excluded (except as an exception provided in the Net Sales definition) in the calculation of Net Sales, provided that for each unit of the Compound or Product, the inclusion of such sales in the calculation of Net Sales shall occur only once. Subject to Applicable Laws, upon Cullinan’s reasonable request and at its sole cost and expense, but no more often than once in any Calendar Year, Zai (either directly or indirectly through its sublicenses or designees) shall allow Cullinan to perform an audit, site visit or similar inspection of any site or facility where Development activities for the Products are being conducted to ensure (i) compliance with applicable cGMP, GCP, GLP, and GSP standards, including on-site evaluations (to the extent permitting such evaluations is under the control of the audited Party), and (ii) compliance with this Section 8.6.

8.7. Medical Affairs. Zai shall be solely responsible, at its sole cost and expense, for conducting medical affairs activities with respect to the Products in the Territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Products, all of which shall be conducted in accordance with Applicable Law. Zai shall update the JSC at each regularly scheduled JSC meeting regarding Zai’s medical affairs activities. All updates and reports generated pursuant to this Section 8.7 shall be the Confidential Information of Zai.

ARTICLE 9

PAYMENTS AND MILESTONES

9.1. Upfront Payment. In partial consideration of the licenses and rights granted by Cullinan to Zai hereunder, Zai shall pay to Cullinan an one-time, irrevocable, non-refundable, non-creditable amount of twenty million U.S. Dollars ($20,000,000) (the “Upfront Payment”) within forty (40) days of the Effective Date.

9.2. Development Milestones Payments to Cullinan.

(a) In partial consideration of the rights granted herein, when the Product first achieves the Milestone Events set forth below (each such event, a “Development Milestone Event”), Zai shall pay to Cullinan the following one-time, irrevocable, non-refundable, non-creditable Development Milestone Payments (each such payment, a “Development Milestone Payment”) within forty (40) days of the achievement of the corresponding Milestone Events.

Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) For the avoidance of doubt, each Development Milestone Payment shall be payable on the first occurrence of the corresponding Development Milestone Event for a Product, whether such Development Milestone Event is achieved through the Development of a Product as a monotherapy or by the Licensed Component of a Combination Product, and (ii) none of the Development Milestone Payments shall be payable more than once. For clarity, [***].

9.3. Sales Milestones.

(a) In partial consideration of the rights granted herein, Zai shall pay to Cullinan the following one-time, irrevocable, non-refundable, non-creditable Milestone Payments (each such payment, a “Net Sales Milestone Payment”) for the achievement of the corresponding Net Sales Milestone Events set forth below (each such event, a “Net Sales Milestone Event”) within forty-five (45) after the end of the Calendar Quarter in which the Net Sales Milestone Event is achieved.

Net Sales Milestone Event	Net Sales Milestone Payment
Annual Net Sales of all Products in the Territory first exceed [***]	[***]
Annual Net Sales of all Products in the Territory first exceed [***]	[***]
Annual Net Sales of all Products in the Territory first exceed [***]	[***]
Annual Net Sales of all Products in the Territory first exceed [***]	[***]

(b) For the avoidance of doubt (i) each Net Sales Milestone Payment shall be payable on the first occurrence of the corresponding Net Sales Milestone Event, and (ii) none of the Net Sales Milestone Payments shall be payable more than once. If annual Net Sales in a given Calendar Year exceed more than one (1) applicable threshold, then all corresponding Net Sales Milestone Payments shall be payable.

9.4. Royalties.

(a) Royalty Payment. During the Royalty Term, Zai shall pay to Cullinan tiered royalties as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of all Products in the Territory in a Calendar Year (a “Royalty Payment”). Each Royalty Payment shall be non-creditable, irrevocable, and non-refundable. The tiered royalty rates on Net Sales shall be as set forth below:

For that portion of annual aggregated Net Sales of all Product in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Royalty Term. The Royalty Payments payable under this Section 9.4 shall be payable on a Product-by-Product and Region-by-Region basis from the First Commercial Sale of the applicable Product in such Region until the later of: (i) the date the last-to-expire Valid Claim in such Region expires; or (ii) the close of business of the day that is exactly ten (10) years after the date of the First Commercial Sale of such Product in such Region (the “Royalty Term”).

(c) Royalty Reductions.

(i) During the Royalty Term, on a Product-by-Product and Region-by-Region basis, subject to Section 9.4(c)(iv), the royalty rate applicable to Net Sales of such Product in such region shall be reduced by [***] after the expiration of the last-to-expire Valid Claim in such region.

(ii) During the Royalty Term on a Product-by-Product and Region-by-Region basis, subject to Section 9.4(c)(iv), the royalty rate applicable to Net Sales of such Product in such Region shall be reduced by [***] starting from the Calendar Quarter in which a Generic Competition with respect to such Product occurs in such region.

(iii) If Zai reasonably determines in good faith after advice of counsel that it is necessary for Zai to obtain a license under any Patents owned or controlled by a Third Party in order to Commercialize the Licensed Compound in a Region in the Territory and enters into such a license, subject to Section 9.4(c)(iv), on a Product-by-Product and Region-by-Region basis, Zai shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 9.4, an amount equal to [***] of the royalties paid by Zai to such Third Party pursuant to such license on account of the sale of the Licensed Compound in such Region the Territory; provided that (1) prior to entering into such license, Zai shall provide Cullinan with the opportunity to review such Patents owned or controlled by such Third Party; and (2) in the event Cullinan reasonably disputes whether such Third Party license is necessary, (A) the matter shall be referred to the chief patent counsels of or patent attorneys engaged by Zai and Cullinan, (B) the chief patent counsels or patent counsels shall meet promptly to discuss and resolve the matter, and (C) if the chief patent counsels or patent counsels cannot agree on a resolution to the matter, then the Parties shall refer such matter for resolution to an independent patent attorney mutually agreed upon by the Parties who has at least ten (10) years of experience in the pharmaceutical drugs field and such patent attorney’s decision on the matter shall be binding upon the Parties (and, for clarity, such matter shall not be subject to the dispute resolution procedures set forth in ARTICLE 15). Within ten (10) days following the execution of any such Third Party license, Zai shall provide Cullinan with a true and complete copy of such Third Party license.

(iv) Notwithstanding the foregoing, in no event shall the operation of Section 9.4(e)(i) through 9.4(e)(iii), individually or in combination, reduce the royalties payable by Zai to Cullinan with respect to the Net Sales of any Product in any Region in the Territory in any Calendar Quarter to an amount less than fifty percent (50%) of the amount that would otherwise have been due pursuant to Section 9.4(a) with respect to such Net Sales.

(d) Royalty Estimate and Royalty Reports. Following the First Commercial Sale of a Product for which royalties are due pursuant to this Section 9.4, and continuing for so long as royalties are due hereunder:

(i)	[***].

(ii)	[***]:

(1)	[***]

(2)	[***];

(3)	[***];

(4)	[***];

(5)	[***];

(6)	[***];

(7)	[***].

(e) Royalty Payment. After the receipt of each royalty report provided by Zai under Section 9.4(d) above, Cullinan shall issue to Zai an invoice for the amount of Royalty Payment set forth therein. Zai shall pay to Cullinan the royalties for each Calendar Quarter within [***] days after the receipt of such invoice from Cullinan. If no royalty is due for any Calendar Quarter following commencement of the reporting obligation, Zai shall so report.

9.5. Payment.

(a) Mode of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by Cullinan. All payments shall be free and clear of any transfer fees or charges.

(b) Currency Exchange Rate. All payments under this Agreement shall be payable in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the royalty calculation and whether a Net Sales milestone has been achieved) shall be made at the average exchange rate as published by the Wall Street Journal for such Calendar Quarter, or such other source as the Parties may agree in writing.

(c) Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement shall be due within forty (40) days following such Party’s receipt of an invoice from the other Party.

(d) Payment Obligation. For the sake of clarity, it is expressly agreed and understood by the Parties that during the Term of this Agreement Zai shall have no obligation to make or direct any payments to any Third Party that is not Cullinan, including but not limited to Taiho, with respect to Zai’s Exploitation of Products in the Territory.

9.6. Audits.

(a) Zai shall keep, and shall require its Affiliates and Sublicensees to keep (all in accordance with the GAAP), for a period not less than [***] years from the end of the Calendar Year to which they pertain, complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment payable hereunder to be determined.

(b) Upon the written request of Cullinan, Zai shall permit, and shall cause its Affiliates and Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Cullinan and reasonably acceptable to Zai, at Cullinan’s expense, to have access during normal business hours to such records of Zai or its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any Calendar Year ending not more than [***] years prior to the date of such request. These rights with respect to any Calendar Year shall terminate [***] years after the end of any such Calendar Year and shall be limited to once each Calendar Year (provided that the foregoing frequency limit shall not apply if Cullinan has reasonable cause). Cullinan shall provide Zai with a copy of the accounting firm’s written report within thirty (30) days of Cullinan’s receipt of such report. If such accounting firm concludes that an underpayment was made, then Zai shall pay the amount due within forty-five (45) days of the date Cullinan delivers to Zai such accounting firm’s written report so concluding. If such accounting firm concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to Cullinan hereunder (if there is no future payment due, then Cullinan shall promptly refund such overpayment to Zai). Cullinan shall bear the full cost of such audit unless such audit discloses that the additional payment payable by Zai for the audited period is more than five percent (5%) of the amount otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

(c) Cullinan shall treat all financial information subject to review under this Section 9.6 in accordance with the confidentiality provisions of ARTICLE 10, and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement with Zai obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm shall not disclose Zai’s Confidential Information to Cullinan, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Zai or the amount of payments to or by Zai under this Agreement.

(d) Zai shall include in each relevant sublicense granted by it a provision requiring any Sublicensee to maintain records of sales of Products made pursuant to such sublicense, and to grant access to such records by an accounting firm to the same extent and under the same obligations as required of Zai under this Agreement. Cullinan shall advise Zai in advance of each audit of any such Sublicensee with respect to the Net Sales of the Products either by Cullinan or its designated auditor under the terms of such Sublicensee agreement. Cullinan shall provide Zai with a summary of the results received from the audit and, if Zai so requests, a copy of the audit report. Cullinan shall pay the full costs charged by the accounting firm, unless the audit discloses that the additional payments payable to Cullinan for the audited period is more than five percent (5%) from the amounts otherwise paid for that audited period, in which case Zai shall pay the reasonable fees and expenses charged by the accounting firm.

9.7. Interest. Each Party shall pay interest on any amounts overdue under this Agreement at a per annum rate of five percent (5%) points above the Prime Rate assessed from the day payment was initially due; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest shall not foreclose a Party from exercising any other rights it may have because any payment is overdue.

9.8. Taxes.

(a)	[***].

(b)	[***].

(c)	[***].

9.9. Blocked Currency. If by Applicable Laws in a Region in the Territory, conversion into Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then Zai shall promptly notify Cullinan and, thereafter, amounts accrued in such country or region under this ARTICLE 9 shall be paid to Cullinan (or its designee) in such country or Region in local currency by deposit to an escrow account in a local bank designated by Cullinan and to the credit of Cullinan, unless the Parties otherwise agree.

ARTICLE 10

CONFIDENTIALITY; PUBLICATION

10.1. Nondisclosure Obligation.

(a) For the Term and five (5) years thereafter, the Party receiving (the “Receiving Party”) the Confidential Information of the other Party (the “Disclosing Party”) shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any Third Party, without the express prior written consent of the Disclosing Party; provided, however, the Receiving Party may disclose the Confidential Information to those of its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including licensees and sublicensees) of such Receiving Party who need to know the Confidential Information in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties and are bound by confidentiality and non-use obligations with respect to such Confidential Information consistent with those set forth herein; the Receiving Party shall remain responsible for the compliance by its Affiliates, officers, directors, employees, agents, consultants or independent contractors (including licensees and sublicensees) with such confidentiality and non-use obligations. Either Party may disclose the terms and existence of this Agreement to any bona fide existing or potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing who are bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients to treat, hold and maintain the terms of this Agreement as Information in a manner that is consistent with the terms and conditions of this Agreement. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own Confidential Information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties.

(b) It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information or either Party discloses the terms and conditions of this Agreement in order to comply with a lawfully issued court or governmental order or with a requirement of Applicable Laws or the rules of any internationally recognized stock exchange; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information. To the extent there is any conflict between this ARTICLE 10 and any other agreement related to Confidential Information entered into between the Parties, including the Confidentiality Agreement, the terms of this ARTICLE 10 shall control to the extent of such conflict.

(c) Scientific Publication. The JSC shall discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials carried out under this Agreement, taking into consideration the Parties’ interest in publishing the results of the Product Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and the need to protect Confidential Information, intellectual property rights and other business interests of the Parties; provided that Zai’s publication outside the Territory (including in any form or media that may be distributed outside the Territory) shall require Cullinan’s prior written consent, not to be unreasonably withheld. Subject to the immediately preceding sentence, Zai shall provide Cullinan with the opportunity to review and comment on any proposed publication that pertains to the Products at least forty-five (45) days prior to its intended submission for publication which shall only be permitted in the Territory and as to data, results and the like with respect to patients or subjects located in the Territory. Cullinan shall provide Zai with its comments, if any, within thirty (30) days after the receipt of such proposed publication. Zai shall consider in good faith the comments provided by Cullinan and shall comply with Cullinan’s request to: (a) remove any and all Confidential Information of Cullinan from such proposed publication; and (b) delay the submission for a period up to ninety (90) days as may be reasonably necessary to seek patent protection for the information disclosed in the proposed publication. Zai agrees to acknowledge the contribution of Cullinan and Cullinan’s employees in all publication as scientifically appropriate. Zai shall have no right to publish outside the Territory (including in any form or media that may be distributed outside the Territory) without Cullinan’s prior written consent.

10.2. Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party shall comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 10.2 shall be considered a publication for purposes of this Agreement and shall be subject to Section 10.1.

10.3. Publicity; Use of Names.

(a) Subject to permitted disclosures under Section 10.1(b) or under Section 10.2(c), each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to (i) advisors (including consultants, financial advisors, attorneys and accountants), (ii) bona fide potential and existing investors, acquirers, merger partners or other financial or commercial partners on a need to know basis for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship, in each case under circumstances that reasonably protect the confidentiality thereof, (iii) to the extent necessary to comply with the terms of agreements with Third Parties, or (iv) to the extent required by Applicable Laws, including securities laws and regulations. Notwithstanding the foregoing, the Parties agree upon the initial press release(s) to announce the execution of this Agreement as contained in Schedule 10.3(a); thereafter, Cullinan and Zai may each disclose to Third Parties the information contained in such press release(s) or in any other press releases or disclosures made in accordance with this Section 10.3, without the need for further approval by the other.

(b) The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding a Product for use in the Field in the Territory and other activities in connection with this Agreement, beyond what may be strictly required by Applicable Laws and the rules of a recognized stock exchange, and each Party may make such disclosures from time to time with respect to a Product in each case with the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process) or Commercialization of a Product for use in the Field in the Territory. Unless otherwise requested by the applicable Party, Zai shall indicate that Cullinan is the licensor of a Product and Licensed Technology in each public disclosure issued by Zai regarding a Product. When Zai elects to make any public disclosure under this Section 10.3(b) or Cullinan elects to make any public disclosure regarding results and significant developments regarding a Product for use in the Field in the Territory under this Section 10.3(b), the disclosing Party shall give the other Party reasonable notice to review and comment on such statement, it being understood that (i) if the other Party does not notify such Party in writing within thirty (30) days or such shorter period if required by Applicable Laws of any reasonable objections, as contemplated in this Section 10.3(b), such disclosure shall be deemed approved, and (ii) if the other Party does notify such Party in writing within the time period set forth in clause (i) above, and reasonably determines that such public disclosure would entail the public disclosure of the other Party’s Confidential Information or of patentable Inventions upon which patent applications should be filed prior to such public disclosure, such public disclosure shall be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of the other Party, or the drafting and filing of a patent application covering such Inventions; provided that such additional period shall not exceed ninety (90) days from the proposed date of the public disclosure, and, in any event, the other Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities.

(c) The Parties acknowledge the need to keep investors and others informed regarding such Party’s business under this Agreement, including as required by Applicable Laws or the rules of a recognized stock exchange. To the extent a Party is publicly listed or becomes publicly listed, and subject to Section 10.3(b) as applicable, such Party may issue press releases or make disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, as reasonably necessary to comply with laws or regulations or for appropriate market disclosure; provided that each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

10.4. Prior Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1. Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar laws affecting the enforcement of creditors’ rights generally;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement, including but not limited to the Taiho Agreement; and

(d) all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained.

11.2. Additional Representations, Warranties and Covenants of Cullinan. Cullinan represents and warrants to Zai that as the Effective Date:

(a) Cullinan is the sole owner of the Licensed Patents and it has the unencumbered right under the Licensed Technology to grant the licenses to Zai as purported to be granted pursuant to this Agreement;

(b) Except for the Taiho Agreement, there is no agreement between Cullinan or its Affiliates with any Third Party pursuant to which Cullinan or its Affiliates has in-licensed any Licensed Technology;

(c) Schedule 1.76 sets forth a complete and accurate list all Licensed Patents as of the Effective Date;

(d) neither Cullinan nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to any Licensed Technology that would conflict with the rights or licenses granted to Zai under this Agreement;

(e) Cullinan and its Affiliates and their employees, consultants and contractors involved in the Development of the Licensed Compound and Products are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with the Development of the Licensed Compound and Product;

(f) to its knowledge, the Exploitation of the Licensed Compounds and Products to the extent currently conducted as of the Effective Date does not infringe any issued Patent of any Third Party;

(g) to its knowledge, Cullinan has disclosed and made available to Zai, all material preclinical and clinical information or data related to the Licensed Compound as of the Effective Date;

(h) no claim or action has been brought against Cullinan or, to Cullinan’s knowledge, threatened in writing to Cullinan, by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable, or (ii) the Exploitation of the Licensed Compound or Product infringes the Patents or misappropriates the Know-How of any Third Party; and, to Cullinan’s knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Licensed Patent owned by Cullinan;

(i) in the event that 11.2(j) herein is inapplicable, it will [***] and in accordance with Section 16.4;

(j) it will not modify or amend the Taiho Agreement, or exercise, waive, release, or assign any rights thereunder, in any manner that would limit, restrict or otherwise materially adversely affect the rights of Zai hereunder without obtaining Zai’s prior written consent; and

(k) it will not grant any license, sublicense or other rights in or to the Licensed Technology which is inconsistent with the terms and conditions of this Agreement.

11.3. Additional Representations, Warranties and Covenants of Zai. Zai represents, warrants and covenants to Cullinan that as of the Effective Date with respect to itself and its Affiliates:

(a) there are no legal claims, judgments or settlements against or owed by Zai or its Affiliates (nor any of their respective directors, officers, employees, Affiliates, nor any Person authorized to act on behalf of Zai or its Affiliates), or pending or, to Zai’s or its Affiliates’ actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, including under any Anti-Corruption Laws; and

(b)	[***];

(c)	[***];

(d)	[***].

11.4. Covenants of Each Party. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees to, comply with the Development Plan, all agreements referenced herein, all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

11.5. Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:

(i) it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”, including the provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Law, and the Anti-Corruption Act of the PRC) that may be applicable to either or both Parties to the Agreement;

(ii) it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it shall, on request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(iv) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 11.5, and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 11.5. Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(b) To its knowledge as of the Effective Date and during the Term, neither Zai nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of Zai or any of its subsidiaries or any of their Affiliates:

(i) has taken or shall take any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii) has corruptly, offered, paid, given, promised to pay or give, or authorized or shall corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 11.5(d) below), for the purposes of:

(iii) has influenced or shall influence any act or decision of any Public Official in his official capacity;

(iv) has induced or shall induce such Public Official to do or omit to do any act in violation of his lawful duty;

(v) has secured or shall secure any improper advantage; or

(vi) has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

(c) As of the Effective Date, none of the officers, directors, employees, of Zai or of any of its Affiliates or agents acting on behalf of Zai or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.

(d) For purposes of this Section 11.5, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

11.6. NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 12

INDEMNIFICATION

12.1. By Zai. Zai shall indemnify and hold harmless Cullinan, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Cullinan Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from (a) the Exploitation of the Products in the Territory, including the promotion of a Product and product liability claims relating to the Product, or any actions (or omissions) in the performance of its regulatory activities, in each case by Zai or any of its Affiliates or Sublicensees, (b) the gross negligence, illegal conduct or willful misconduct of Zai or any of its Affiliates or Sublicensees, (c) Zai’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (d) Cullinan holding any Regulatory Approval for any Product for Zai’s benefit in accordance with Section 6.1, in each case of clauses (a) through (d) above except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Cullinan and Cullinan Parent are obligated to indemnify the Zai Indemnitees under Section 12.2.

12.2. By Cullinan. Cullinan and Cullinan Parent shall indemnify and hold harmless Zai, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Zai Indemnitee(s)”) from and against all Losses incurred by them in connection with any Claims to the extent arising from (a) Exploitation of the Licensed Compounds and Products outside the Territory, including the promotion of a Product and product liability claims relating to the Product, or any actions (or omissions) in the performance of its regulatory activities, in each case by Cullinan or any of its Affiliates or licensees (other than Zai or its Affiliates or Sublicensees), or in the Territory with respect to Global Studies or any Manufacturing activities in the Territory of a Product for use outside of the Territory pursuant to Cullinan’s Retained Rights, in each such case by Cullinan or any of its Affiliates or licensees (other than Zai or its Affiliates or Sublicensees); (b) the gross negligence, illegal conduct or willful misconduct of Cullinan or any of its Affiliates or licensees (other than Zai), (c) Cullinan’s breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, or (d) [***], as amended or its obligations pursuant to such New Cullinan In-Licenses; in each case of clauses (a) through (d) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which Zai is obligated to indemnify the Cullinan Indemnitees under Section 12.1.

12.3. Defined Indemnification Terms. Either of the Zai Indemnitee or the Cullinan Indemnitee shall be an “Indemnitee” for the purpose of this ARTICLE 12, and the Party that is obligated to indemnify the Indemnitee under Section 12.1 or Section 12.2 shall be the “Indemnifying Party.”

12.4. Defense. If any such Claims are made, the Indemnitee shall be defended at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such Claim, subject to the terms of this ARTICLE 12.

12.5. Settlement. The Indemnifying Party may settle any such Claim or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.

12.6. Notice. The Indemnitee shall notify the Indemnifying Party promptly of any Claim with respect to which it seeks indemnification under Sections 12.1 or 12.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.

12.7. Permission by Indemnifying Party. The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.

12.8. Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to such Party’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability. Zai shall impose substantially identical obligations on its Affiliates (to the extent not named insureds under Zai’s coverages) and Sublicensees.

12.9. LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 12.1 OR 12.2, (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 10, (C) LIABILITY FOR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY THE OTHER PARTY, OR (D) LIABILITY FOR BREACH OF COVENANTS UNDER SECTION 2.6, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.10. No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

ARTICLE 13

INTELLECTUAL PROPERTY

13.1. Ownership.

(a) As between the Parties, (i) Cullinan shall remain the sole and exclusive owner of all Licensed Technology, and (ii) Zai shall remain the sole and exclusive owner of all Zai IP.

(b) As between the Parties, ownership of all Inventions (other than any Invention that is an Improvement) shall be allocated based on inventorship, as determined in accordance with the rules of inventorship under the United States patent laws. All Improvements, whether invented, discovered, generated or made solely by either Party, its Affiliates, or its or its Affiliates’ employees, agents or independent contractors or jointly by both Parties, their Affiliates, or their or their Affiliates’ employees, agents or independent contractors, shall be the sole property of Cullinan and shall be included in the Licensed Technology, and included in the licenses and rights granted to Zai. A Party shall own all Inventions (in the case of Zai, other than Improvements) that are invented, discovered, generated or made solely by it, its Affiliates, or its or its Affiliates’ employees, agents or independent contractors (“Sole Inventions”), and (i) Cullinan’s Sole Inventions shall be included in the Licensed Technology (if within the scope of such definition) and included in the licenses and rights granted to Zai by Cullinan hereunder; and (ii) Zai’s Sole Inventions (which are not Improvements) shall be included in the Zai IP (if within the scope of such definition) and included in the licenses and rights granted to Cullinan by Zai hereunder. The Parties shall jointly own all Inventions (other than Improvements) that are made jointly by a Party, its Affiliate, or its or its Affiliate’s employees, agents or independent contractors together with the other Party, its Affiliates, or its or its Affiliate’s employees, agents or independent contractors (“Joint Inventions”). Patents claiming the Joint Inventions shall be referred to as “Joint Patents.” Each Party shall own an undivided equal interest in the Joint Inventions and Joint Patents, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Inventions or Joint Patents (subject to the licenses granted to the other Party under this Agreement).

(c) As between the Parties, Cullinan shall own all Improvements and Zai shall and hereby does assign to Cullinan all right, title and interest in and to all Improvements. Zai shall take (and cause its Affiliates, Sublicensees and their employees, agents, and contractors to take) such further actions reasonably requested by Cullinan to effectuate such assignment and to assist Cullinan in obtaining Patent and other intellectual property rights protection for the Improvements. Zai shall obligate its Affiliates, Sublicensees and contractors to assign all Improvements to Zai (or directly to Cullinan) so that Zai can comply with its obligations under this Section 13.1(c), and Zai shall promptly obtain such assignment.

13.2. Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Inventions arising from the Parties’ activities under this Agreement, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.

13.3. Patent Prosecution.

(a) Licensed Patents in the Territory. Cullinan shall have the first right, but not the obligation, to conduct Patent Prosecution and maintenance of (i) the Licensed Patents in the Territory and (ii) Joint Patents in the Territory [***]. Cullinan shall consult with Zai and keep Zai reasonably informed of the Patent Prosecution or maintenance of the Licensed Patents and Joint Patents in the Territory and shall provide Zai with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Cullinan shall provide Zai with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution or maintenance of the Licensed Patents or Joint Patents for Zai’s review and comment prior to the submission of such proposed filings and correspondence. Cullinan shall consider in good faith Zai’s comments on such Patent Prosecution or maintenance but shall have final decision-making authority under this Section 13.3(a). Further, Cullinan shall notify Zai of any decision to cease Patent Prosecution or maintenance of any Licensed Patent or Joint Patents in the Territory at least thirty (30) days before any due date for filing, payment or other action to avoid loss of rights, in which case Zai shall have the right to continue the Patent Prosecution or maintenance of such Licensed Patent or Joint Patents in the Territory at Zai’s discretion and expense. If Zai decides to take over Patent Prosecution or maintenance of a Licensed Patent or Joint Patents in such Region(s) in the Territory, then Cullinan shall promptly deliver to Zai copies of all necessary files related to such Licensed Patent or Joint Patents in such Region(s) in the Territory and shall take all actions and execute all documents reasonably necessary for Zai to assume such responsibility. For the avoidance of doubt, Zai’s assumption of responsibility for Patent Prosecution or maintenance of any Licensed Patent or Joint Patents in any Region(s) in the Territory pursuant to this Section 13.3(a) shall not change the Parties’ respective ownership rights with respect to such Licensed Patent or Joint Patents.

(b) Zai Patents. Zai shall, at its sole cost and expense, have the sole right, but not the obligation, in the Territory and the first right, but not the obligation, outside the Territory, to conduct the Patent Prosecution and maintenance of any Patents within the Zai IP (the “Zai Patent”). Zai shall keep Cullinan reasonably informed of the status of all actions taken, and shall consider in good faith Cullinan’s recommendations with respect to the Zai Patents prosecuted by Zai worldwide. Further, Zai shall notify Cullinan of any decision to cease Patent Prosecution or maintenance of any Zai Patent outside the Territory at least thirty (30) days before any due date for filing, payment or other action to avoid loss of rights, in which case Cullinan shall have the right to continue the Patent Prosecution or maintenance of such Zai Patent outside the Territory at Cullinan’s discretion and expense. If Cullinan decides to take over Patent Prosecution or maintenance of a Zai Patent outside the Territory, then Zai shall promptly deliver to Cullinan copies of all necessary files related to such Zai Patent outside the Territory and shall take all actions and execute all documents reasonably necessary for Cullinan to assume such responsibility. For the avoidance of doubt, Cullinan’s assumption of responsibility for Patent Prosecution or maintenance of any Zai Patent outside the Territory pursuant to this Section 13.3(b) shall not change the Parties’ respective ownership rights with respect to such Licensed Patent or Joint Patent.

(c) Joint Patents Outside the Territory. Cullinan shall have the sole decision-making authority, at its sole cost and expense, over the Patent Prosecution and maintenance of Joint Patents outside the Territory.

13.4. Enforcement.

(a) Each Party shall notify the other within thirty (30) Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents (including any Joint Patents in the Territory), which infringement adversely affects or is expected to adversely affect any Product in the Field in the Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (including any Joint Patents in the Territory) within the scope of the license grant in Section 2.1 (collectively “Product Infringement”).

(b) Cullinan shall have the first right to bring and control any legal action in connection with such Product Infringement in the Territory at its own expense as it reasonably determines appropriate. If Cullinan does not bring such legal action prior to the earlier of: (i) ninety (90) days following Cullinan’s receipt or delivery of the notice under Section 13.4(a), or (ii) thirty (30) days before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, Zai shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(c) Cullinan shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Licensed Patents (other than Joint Patents) that is not a Product Infringement, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (other than Joint Patents), at its own expense as it reasonably determines appropriate.

(d) Zai shall have the first right, but not the obligation, to enforce the Joint Patents in the Territory for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. Cullinan shall have the first right, but not the obligation, to enforce the Joint Patents outside the Territory for any infringement at its own expense as it reasonably determines appropriate. If the Party with the first right of enforcement in respect of Joint Patents under this Section 13.4(d) decides not to bring such legal action in any jurisdiction(s) subject to its first right, it shall so inform the other Party promptly and the other Party shall have the right, but not the obligation, to bring and control any legal action in connection with such infringement in such jurisdiction(s) at its own expense as it reasonably determines appropriate.

(e) Cullinan shall have the first right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Patents (other than Joint Patents), which infringement adversely affects or is expected to adversely affect any Product in the Field outside the Territory, and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Patents (other than Joint Patents) outside the Territory, at its own expense as it reasonably determines appropriate. If Cullinan does not bring such legal action prior to the earlier of: (i) ninety (90) days following receipt or delivery of notice between the Parties regarding such alleged infringement, or (ii) thirty (30) days before the deadline, if any, set forth in the Applicable Laws for the filing of such actions, or discontinues the prosecution of any such action after filing without abating such infringement, Zai shall have the right to bring and control any legal action in connection with infringement at its own expense as it reasonably determines appropriate. Except as otherwise provided in this Section 13.4(e), Zai shall have the exclusive right, but not the obligation, to bring and control any legal action in connection with any alleged or threatened infringement by a Third Party of any of the Zai Patents (other than Joint Patents), and any related declaratory judgment, opposition, or similar action by a Third Party alleging the invalidity, unenforceability or non-infringement of any of the Zai Patents (other than Joint Patents), at its own expense as it reasonably determines appropriate.

(f) At the request of the Party bringing an action related to Product Infringement or otherwise as described in this Section 13.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense. In connection with an action related to Product Infringement or otherwise as described in this Section 13.4, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents, Zai Patents or Joint Patents, as applicable, without the prior written consent of the other Party. The enforcing Party shall keep the non-enforcing Party reasonably informed of the status of any action it brought in connection with such Product Infringement or otherwise as described in this Section 13.4. The non-enforcing Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to any such action pursued by the enforcing Party. The enforcing Party shall provide the non-enforcing Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-enforcing Party during the course of the action.

(g) Any recoveries resulting from enforcement action relating to a claim of Product Infringement or otherwise as described in this Section 13.4 shall be first applied against payment of the enforcing Party’s costs and expenses in connection therewith and then the non-enforcing Party’s costs and expenses in connection therewith. [***].

13.5. Defense.

(a) Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, use, Commercialization or other exploitation of any Licensed Compound or Product or any embodiment of any technology or intellectual property licensed by a Party under this Agreement infringes the intellectual property rights of such Third Party. Such notice shall be provided promptly, but in no event after more than fifteen (15) days following receipt of such allegations. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b) As between the Parties, Zai shall have the first right, but not the obligation to control and be solely responsible for the defense of any such suit against Zai, at Zai’s sole cost and expense; provided, however, Zai shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents or Joint Patents; or (ii) requires abandonment of any Licensed Patents or Joint Patents; or (iii) contemplates payment or other action by Cullinan or has a material adverse effect on Cullinan’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of Cullinan.

(c) If Zai decides not to bring such legal action subject to its first right, it shall so inform Cullinan promptly and Cullinan shall have the right to bring and control any such legal action in connection with such infringement in the Territory at its own expense as it reasonably determines appropriate; provided, however, Cullinan shall not enter into any compromise or settlement relating to such suit that (i) admits the invalidity or unenforceability of any Licensed Patents or Joint Patents; or (ii) requires abandonment of any Licensed Patents or Joint Patents; or (iii) contemplates payment or other action by Zai or has a material adverse effect on Zai’s business, in all cases ((i) through (iii)), without obtaining the prior written consent of Zai.

(d) Upon the defending Party’s request and at the defending Party’s expense, the non-defending Party shall provide reasonable assistance to the defending Party for such defense and shall join such suit if deemed a necessary party. If the non-defending Party does not join such suit, the defending Party shall keep the non-defending Party reasonably informed of the status of such suit. The non-defending Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. The defending Party shall provide the non-defending Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-defending Party during the course of the suit.

13.6. Patent Marking. [***].

ARTICLE 14

TERMS AND TERMINATION

14.1. Term and Expiration.

(a) Term. The term of this Agreement shall be effective as of the Effective Date, and shall continue in effect until the expiration of the last Royalty Term with respect to for all Products in any Region in the Territory (the “Term”, and the date of such expiration with respect to such Region, the “Expiration Date”).

(b) Expiration of Royalty Term. On a Region-by-Region and Product-by-Product basis, upon the expiration of the Royalty Term for a given Product in a given Region, the licenses granted by Cullinan to Zai under Section 2.1 of this Agreement in such Region with respect to such Product in the Field shall become fully paid-up, perpetual, irrevocable and sublicenseable in multiple tiers.

14.2. Termination for Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.

14.3. Termination for Convenience. Zai shall have the right to terminate this Agreement in its entirety or on a Product-by-Product basis for any or no reason upon [***] days’ written notice to Cullinan. Zai shall terminate this Agreement upon [***] written notice to Cullinan if it determines that it shall permanently discontinue all Development and Commercialization activities with respect to the Products under this Agreement.

14.4. Termination for Material Breach.

(a) This Agreement may be terminated on a Region-by-Region basis, or in its entirety, at any time during the Term upon [***] days’ (or [***] days’ with respect to any payment breach) written notice by either Party if the other Party is in material breach of this Agreement and, if such breach is curable, such breach has not been cured within [***] days (or [***] days with respect to any payment breach) of such written notice.

(b) For the avoidance of doubt, the Parties agree that Zai’s Development diligence obligations pursuant to Section 5.1 and Section 5.3, shall each be deemed a material term of the Agreement.

(c) Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach, the other Party shall not have the right to terminate this Agreement unless and until it is determined in accordance with ARTICLE 15 that the alleged breaching Party has materially breached this Agreement and fails to cure such breach within [***] days after such determination.

14.5. Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Law or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

14.6. Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Cullinan may terminate this Agreement in its entirety (a) immediately upon written notice to Zai if Zai or any of its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Licensed Patent or (b) within thirty (30) day written notice to Zai if Zai or its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Patent (other than any Licensed Patent) owned or Controlled by Cullinan or its Affiliates anywhere in the world, unless such action is withdrawn during such thirty (30)-day period. Notwithstanding the foregoing, if Zai promptly terminates the sublicense agreement of any Sublicensee that commences a legal action challenging the validity, enforceability or scope of any Licensed Patents anywhere in the world, Cullinan shall not have the right to terminate this Agreement under this Section 14.6.

14.7. Election to Terminate. If either Party has the right to terminate under Sections 14.3 through 14.6, it may at its sole option, elect either to (a) terminate this Agreement and pursue any legal or equitable remedy available to it or (b) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

14.8. Effects of Termination.

(a) Upon the termination of this Agreement for any reason, all rights and licenses granted to each Party herein shall immediately terminate, and all sublicenses of such rights and licenses shall also terminate. Upon termination of this Agreement, if a Sublicensee is then in good standing under its sublicense agreement with Zai, then at Cullinan’s sole discretion, Cullinan may grant to such Sublicensee a direct license under the Licensed Technology that is the same scope as the sublicense granted by Zai on substantially the same terms and conditions set forth in this Agreement, and Section 14.8(b) below shall not apply to such Sublicensee. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(b) Upon termination of this Agreement for any reason, the following additional provisions shall apply:

(i) Reversion of Rights to Cullinan; Any rights and licenses with respect to the Product granted to Zai under this Agreement shall immediately terminate, and all such rights shall revert back to Cullinan. In addition, in the event that this Agreement is terminated by the Parties pursuant to Section 14.2, by Zai pursuant to Section 14.3 or by Cullinan pursuant to Section 14.4, 14.5 or 14.6, the licenses granted by Zai to Cullinan pursuant to Section shall automatically be extended to include the Territory.

(ii) Regulatory Materials; Data. Zai shall, and shall cause its Affiliates and Sublicensees to, at no cost to Cullinan (but subject to Section 14.8(d) below), to the maximum extent permitted by Applicable Laws at the time of any such termination to promptly (1) assign all Regulatory Submissions and Regulatory Approvals and pricing and reimbursement approvals of Products to Cullinan, and (2) assign all data generated by or on behalf of Zai or its designee while conducting Development or Commercialization activities under this Agreement to Cullinan or its designee, including non-clinical and clinical studies conducted by or on behalf of Zai on Products and all pharmacovigilance data (including all Adverse Event database information) on Products.

(iii) Trademarks. Zai shall, and shall cause its Affiliates and Sublicensees, to promptly transfer and assign to Cullinan, at no cost to Cullinan (but subject to Section 14.8(d) below), all Product Marks.

(iv) Transition Assistance. [***].

(v) [***].

(vi) [***].

(vii) [***].

(viii) Inventory. At Cullinan’s election and request, Zai shall (1) transfer to Cullinan or its designee all inventory of the Product provided by Cullinan (including all final Products and bulk tablets, or in any other form(s)) then in possession or control of Zai, its Affiliates or Sublicensees; provided that Cullinan shall pay Zai a price equal to [***] of Zai’s Fully Burdened Manufacturing Cost for such Products or (2) (A) continue to use Commercially Reasonable Efforts to Commercialize all inventory of the Products then in possession or control of Zai during the [***] and make the corresponding payments, including any Milestone Payments or royalties to Cullinan under this Agreement as though this Agreement had not been terminated and (B) after the [***], transfer to Cullinan or its designee any remaining inventory of the Product to Cullinan or its designee at a price equal to Zai’s costs for such Products.

(ix) Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic.

(c) Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

(d) Termination by Zai Due to Material Breach. Upon the termination of this Agreement by Zai pursuant to Section 14.4, 14.5 or 14.6 all of the provisions of Section 14.8(b) shall apply, except that to the extent Zai is obligated to perform under any of the provisions of Sections 14.8(b)(ii), 14.8(b)(iii), 14.8(b)(iv), or 14.8(b)(vi), Cullinan shall reimburse Zai for all reasonable costs incurred by Zai in connection with such performance, including both its reasonable external costs plus its reasonable internal costs calculated on a reasonable FTE basis.

14.9. Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions shall survive the termination or expiration of this Agreement for any reason: ARTICLE 1 (Definitions), ARTICLE 9 (Payments and Milestones) (solely to the extent payments have accrued prior to the effective date of termination), ARTICLE 10 (Confidentiality; Publication), Section 11.6 (No Other Representations or Warranties), ARTICLE 12 (Indemnification), Section 13.1 (Ownership), Sections 13.3 and 13.4 (with respect to Cullinan’s rights as to Zai Patents outside the Territory and, to the extent provided in Section 14.8(b)(i), inside the Territory), Section 14.1(b) (Expiration) (which shall survive only with respect to licenses that have become perpetual and irrevocable prior to the expiration or early termination of this Agreement), Section 14.8 (Effect of Termination, to the extent applicable), Section 14.9 (Survival), ARTICLE 15 (Dispute Resolution), and ARTICLE 16 (Miscellaneous).

ARTICLE 15

DISPUTE RESOLUTION

15.1. General. The Parties recognize that a claim, dispute or controversy may arise relating to this Agreement or to the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 15.

15.2. Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, including Disputes related to termination of this Agreement under ARTICLE 14, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this ARTICLE 15.

15.3. Escalation. Any Dispute shall be referred to the Executive Officers for attempted resolution by notice served pursuant to Section 16.4. In the event the Executive Officers are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 15.4.

15.4. Arbitration.

(a) If the Parties fail to resolve the Dispute through escalation to the Executive Officers under Section 15.3, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for final resolution by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), excepted as modified herein. Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitration shall be conducted by a tribunal of three (3) arbitrators, each with at least fifteen (15) years of pharmaceutical industry experience. An arbitrator shall be deemed to meet this qualification unless a Party objects within ten (10) days after the arbitrator is nominated. Within thirty (30) days after initiation of arbitration, each Party shall nominate one (1) arbitrator and the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall serve as the chairperson of the tribunal, within thirty (30) days of the second arbitrator’s appointment. The seat of arbitration shall be New York City, New York and the language of the proceedings, including all communications, shall be English.

(b) The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction, and the Parties undertake to carry out any award without delay. The arbitral tribunal shall render its final award or decision within nine (9) months from the date on which the request for arbitration by one of the Parties wishing to have recourse to arbitration is received by the ICC Secretariat. The arbitral tribunal shall resolve the Dispute by applying the provisions of this Agreement and the governing law set forth in Section 16.5.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(d) EACH PARTY HERETO WAIVES: (I) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (II) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

(e) Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrators.

(f) Notwithstanding anything in this Section 15.4, in the event of a Dispute with respect to (i) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, (ii) a matter for which this Agreement assigns decision-making to the Parties or to the JSC or requires the consent of one or both of the Parties, (iii) the necessity of obtaining a Third Party license by Zai in the Territory in accordance with Section 9.4(c)(iii), or (iv) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 15.3, such Dispute shall not be submitted to an arbitration proceeding in accordance with this Section 15.4, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

ARTICLE 16

MISCELLANEOUS

16.1. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, the JSC shall review and discuss any such matter to the extent related to any Clinical Trials in the Territory, and the affected Party shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

16.2. Assignment. Neither Party may assign this Agreement to a Third Party without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that (a) subject to Section 2.6, either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, spinoff, sale of stock, sale of assets, exclusive license or other transaction), and (b) either Party may assign this Agreement to an Affiliate without the other Party’s prior written consent for so long as such Affiliate remains an Affiliate of the Party making the assignment. For clarity, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 16.2 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

16.3. Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4. Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Cullinan:

Cullinan Pearl Corp.

Address: One Main Street, Suite 520

Cambridge, MA 02142, U.S.A.

[***]

with a copy to:

Goodwin Procter LLP

Address: 100 Northern Avenue

Boston, MA 02210, U.S.A.

[***]

If to Zai:

Zai Lab (Shanghai) Co., Ltd.

Address: 4F, Bldg 1, Jinchuang Plaza, 4560 Jinke Rd, Shanghai, China, 201210

[***]

with a copy to:

Hogan Lovells LLP

Address: 125 High St., Suite 2010, Boston, Massachusetts, 02110

[***]

And

Zai Lab (Shanghai) Co., Ltd.

Address: 314 Main Street, Cambridge, MA 02138

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt; (c) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (d) on the fifth Business Day following the date of mailing if sent by mail.

16.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the [***], U.S. without reference to any rules of conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

16.6. Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

16.7. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

16.8. Independent Contractors. It is expressly agreed that Cullinan and Zai shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Cullinan shall report any payments received under the Agreement as payments from Zai. Neither Cullinan nor Zai shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.9. Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

16.10. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.11. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

16.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

16.13. Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Cullinan Pearl Corp.		Zai Lab (Shanghai) Co., Ltd.

By:	/s/ Owen Hughes	By:	/s/ Samantha Du

Name:	Owen Hughes	Name:	Samantha Du

Title:	President	Title:	CEO and Chairperson

Date:	December 24, 2020	Date:	December 24, 2020

Cullinan Oncology, LLC, as a Party to this Agreement solely with respect to Article 12

By:	/s/ Owen Hughes

Name:	Owen Hughes

Title:	Chief Executive Officer

Date:	December 24, 2020

Schedule 1.76

Licensed Patents

[***]

Exhibit A

Obligations as a Sublicensee Under The Taiho Agreement

Capitalized terms in this Exhibit A shall have the meaning ascribed to such terms in this Exhibit A, except that the terms “Affiliate”, “Cullinan”, “Know-How”, “Licensed Compound”, “Licensed Technology”, “Patents”, “Person”, “Product”, “Zai”, “Taiho”, “Taiho Agreement”, “Sublicensee”, “Development Plan” and “Territory” shall have the meaning set forth in the Agreement.

Definitions

1.1 “Clinical Trial” means any trial in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2, 3 or 4 clinical study.

1.2 “CMO” means a contract manufacturing organization.

1.3 “Commercialization” or “Commercialize” to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.4 “CRO” means a contract research organization.

1.5 “Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval, including toxicology, pharmacology, statistical analysis, Clinical Trials (including pre- and post-approval studies and investigator sponsored Clinical Trials), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Trials and obtaining Regulatory Approvals.

1.6 “EMA” means the European Medicines Agency and any successor governmental authority having substantially the same function.

1.7 “EU5” means France, Germany, Italy, Spain, and the United Kingdom.

1.8 “Field” means the treatment, prevention, prognosis or diagnosis of disease.

1.9 “Product Material” means any intermediates or components of Product, which includes the Licensed Compound, drug product, fill/finish and any related packaging.

1.10 “Publishing Party” means a Party (or whose Affiliate is proposing) publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like relating to the Licensed Compounds or Licensed Technology that has not previously published pursuant to Section 8.4 of the Taiho Agreement.

1.11 “Qualified CMO” means a Third Party contract manufacturer of pharmaceutical products selected by Licensee (or a Related Party) and consented to by Licensor (with such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, consent of Licensor shall not be required with respect to the selection of a Third Party contract manufacturer as a Qualified CMO if such Third Party contract manufacturer: [***].

1.12 “Regulatory Approval” means, with respect to a country or territory, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a pharmaceutical product in such country or territory, including, as applicable, approval of an NDA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction, including a marketing authorization approval by the EMA.

1.13 “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.14 “Regulatory Data” means any and all research data, pharmacology data, safety data, preclinical data, clinical data, Chemistry, Manufacturing and Controls (“CMC”) data that is included or referenced in a Party’s Regulatory Filings for the Licensed Compound or a Product or that was included in any other documentation submitted to Regulatory Authorities in association with Regulatory Filings and Regulatory Approvals for the Licensed Compound or a Product.

1.15 “Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.16 “Related Party” means Licensee’s Affiliates and any Non-Affiliate Sublicensees.

1.17 “Research Tools” means tools or [***].

Sublicensee Obligations:

[***].

Section 2.2(b):

Licensor Right of Reference and Access. Subject to the terms of this Agreement, Zai hereby grants Taiho access to, and a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, with respect to: (i) Zai’s and any [***] Regulatory Filings and Regulatory Approvals and all related documentation (including official minutes of meetings and other correspondence related thereto), and (ii) all Regulatory Data relating to such Regulatory Filings and Regulatory Approvals in (i) above (including safety data and CMC data contained or referenced in any Regulatory Filings), in each case ((i) and (ii)), (x) associated with the Licensed Compound or Product in the Field and (y) for the sole purpose of Developing, Manufacturing, seeking and securing Regulatory Approval for, Commercializing, and otherwise exploiting Products outside of the Territory. For clarity (1) Taiho shall have the right to extend the foregoing Right of Reference and right of access to Associated Parties, and (2) the foregoing right of access shall also include the right of Taiho (and Associated Parties) to include the accessed Regulatory Data in its Regulatory Filings for Product. Upon request by Taiho, Zai (or the applicable Related Party) shall provide Taiho with a signed statement affirming the foregoing Right of Reference in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region, or otherwise provide appropriate notification of such right of Taiho to the applicable Regulatory Authority.

Section 2.5:

Subcontractors. Zai may exercise or perform some or all of its rights or obligations under this Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Zai’s behalf, including to Third Party CMOs and CROs, provided that Zai shall be responsible for each of its subcontractors complying with all obligations of Zai under this Agreement. Without limiting the foregoing, Zai further agrees that (a) subcontracting shall not relieve Zai of any obligations under this Agreement (except to the extent satisfactorily performed by such subcontractor), and Zai shall remain responsible for the performance of such activities in accordance with this Agreement and the Development Plan, and (b) any agreement pursuant to which Zai engages a subcontractor must (i) be consistent with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with confidentiality provisions that are at least as restrictive as those set forth in 10; and (B) provide Zai with substantially the same rights with respect to any Patents and other intellectual property arising from the performance of the subcontracted obligation as Zai would have under this Agreement if such Patents or other intellectual property had arisen from the performance of such obligation by Zai.

Section 2.8:

Third Party Technology Acquired after Effective Date. If after the Effective Date, Zai (or a Related Party) desires to use in connection with the Development, Manufacture or Commercialization of the Licensed Compound or a Product any Patents or Know-How acquired from a Third Party and other than Research Tools (such Patents and Know-How, “Third Party Technology,” and such Third Party, a “Third Party Licensor”), the following shall apply:

a.

Before the Third Party Technology is so used, Zai shall notify Cullinan in writing, including a description of such Third Party Technology (such notice, the “Acquiring Party Notice”). Without limiting Section 2.8(d) below, to the extent that Zai has the right to grant a sublicense to such Third Party Technology to Cullinan or Taiho for use in connection with the Development, Manufacture or Commercialization of the Licensed Compound or a Product by Cullinan in its territory (“Available Third Party Technology”), Zai shall include in such notice a description of all payments and other obligations that would apply to Cullinan or Taiho if the Third Party Technology were to be licensed to Cullinan or Taiho hereunder (such payments and other obligations (including obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence, as applicable) owing to the Third Party Licensor, the “Pass-Thru Obligations”), accompanied by a copy of the relevant license or other agreement with the applicable Third Party Licensor (such license or other relevant agreement, the “Pass-Thru Agreement”), [***].

b.

To the extent Taiho or Cullinan wishes to receive a license to any Available Third Party Technology disclosed in the Acquiring Party Notice for use in connection with the Development, Manufacture or Commercialization of the Licensed Compound or a Product in territories in which Taiho or Cullinan has such rights with respect to the Licensed Compound and Products, it shall so notify Zai in writing (such notice, the “Receiving Party Notice”). Upon receipt of the Receiving Party Notice, Zai shall grant (and hereby grants) to Taiho or Cullinan, as applicable, a license or sublicense under the applicable Third Party Technology to use and exploit the same in connection with the Development, Manufacture or Commercialization of the Licensed Compound or a Product in territories in which Taiho or Cullinan has such rights with respect to the Licensed Compound and Products, subject to the Pass-Thru Obligations (the “Pass-Thru License”). If requested by Zai, Taiho or Cullinan and Zai shall prepare in good faith and promptly execute a written agreement codifying the terms of the Pass-Thru License or to the extent mutually agreed, work to put in place a separate agreement between the applicable Third Party and Zai under which the Third Party grants a direct license to Taiho or Cullinan, as applicable under the Third Party [***]. Taiho and Cullinan, as applicable, shall comply with the Pass-Thru Obligations applicable to such Third Party Technology, in each case to the extent such Pass-Thru Obligations were described in the Pass-Thru Agreement (as redacted). Such compliance by Taiho and Cullinan, as applicable, shall include taking such actions to comply with the Pass-Thru Obligations in such manner and on such timing as may be required to allow Taiho and Cullinan, as applicable, to comply with its obligations under the license or other agreement with the applicable Third Party Licensor, as such obligations apply to activities of the Receiving Party. [***].

c.

Until Taiho or Cullinan, as applicable, provides a Receiving Party Notice, or to the extent Taiho or Cullinan subsequently notifies Zai that it wishes to terminate the applicable Pass-Thru License, [***], as the case may be. In the event Taiho or Cullinan subsequently notifies Zai that it wishes to terminate the applicable Pass-Thru License, [***]. To the extent Taiho or Cullinan does not provide a Receiving Party Notice with respect to the Third Party Technology, [***].

d.

Prior to such time as a Product has received Regulatory Approval in the United States and one of the EU5, if Zai does not have the right to grant to Taiho or Cullinan a Pass-Thru License with respect to a particular Third Party Technology (i.e., as “Available Third Party Technology”) with respect to the Development, Manufacture and Commercialization of the Licensed Compound and Product in the Taiho’s or Cullinan’s territory, [***]. Notwithstanding the foregoing, in the event that a Third Party Technology with respect to which Zai is unable to grant a Pass-Thru [***] (such license, a “Direct License”), then to the extent that Taiho or Cullinan actually obtains such Direct License on such terms, Zai shall [***].

e.

Other than pursuant to and in accordance with the provisions of this Section 2.8, neither Party shall [***]. For clarity, this Section 2.8 shall not apply to Patents or Know-How used by the Zai or a Related Party in connection with the Development, Manufacture or Commercialization of a Licensed Compound or Product [***].

Section 4.3(b):

Regulatory Cooperation in the Territory.

i.

Promptly following written request by Cullinan, Zai shall provide to Cullinan a copy of the final labeling for the Product (including the Company Core Data Sheet) in the local language in the Territory in which Licensee or Related Party obtains Regulatory Approvals. Zai need supply such copy only once.

ii.

In addition, Zai shall provide to Cullinan such information as Cullinan may reasonably request from time to time, so that Cullinan may keep reasonably informed as to other Development and Regulatory activities and progress with respect to the Product.

Section 5.4:

Taiho’s and Cullinan’s Right to Take Supply of Product Materials from Qualified CMO(s).

(a) The Contracting Party shall provide to Cullinan a complete and correct copy of each Qualified CMO Supply Agreement within [***] days after the execution thereof. For clarity, a Qualified CMO Supply Agreement shall refer [***].

i) Upon request, the Contracting Party shall cooperate fully and reasonably with Cullinan and Taiho, as applicable, to enable and facilitate the negotiation and execution by Cullinan and Taiho, as applicable, of a reasonable and customary supply agreement directly between Cullinan and Taiho, as applicable, and each Qualified CMO for the timely supply to Cullinan and Taiho, as applicable, of the same Product Materials from such Qualified CMO on terms no less favorable than those in the applicable Qualified CMO Supply Agreement (including reasonable technology transfer provisions, to permit Taiho, Cullinan or their designated suppliers to produce such Product Materials). Zai shall ensure that the Contracting Party authorizes the Qualified CMO to utilize on Taiho’s and Cullinan’s behalf (and as needed, to make available to Taiho and Cullinan) all information of Zai and its Related Parties in the Qualified CMO’s possession necessary for the production of Product Materials identical to those being produced under the applicable Qualified CMO Supply Agreements. In no event shall Zai nor a Related Party seek to restrict, impede or discourage any Qualified CMO from manufacturing Product for Taiho or Cullinan.

(b) For clarity, and without limiting any of the foregoing, it is understood that Taiho and Cullinan may manufacture, or obtain from another source supply of, some or all of its requirements of a Product (including, for clarity any modified formulation or dosage form of or packaging for a Product), or any Product Materials at any time and from time to time. If Taiho or Cullinan wishes to manufacture itself, or have manufactured, a Product and/or Product Materials, in no event shall Zai nor any Related Party attempt to limit the transfer to Taiho, Cullinan or its designee of the production process for the manufacture of such Product or Product Material, as applicable, including without limitation the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of such Product or Product Material, as the case may be, used by the Qualified CMO, to the extent the Zai, such Related Party and/or such Qualified CMO Controls such parts of such production process.

(c) The intent of this Section 5.4 is that Taiho and Cullinan be able to obtain supply of Product Materials produced by the Qualified CMO(s) in sufficient quantities, on such timelines and otherwise as is reasonably necessary and customary for Taiho and Cullinan to Develop and Commercialize the Product outside the Territory without delay, and Zai shall cooperate fully and reasonably and take such further actions as Taiho and Cullinan may reasonably request to achieve such objective, provided that this Section 5.4(c) shall not be construed to materially expand or alter Zai obligations under Sections 5.4(a) or (b) above.

Section 6.4(g):

(g) Discounting. In the event that Zai or its Affiliate or Sublicensee (each, a “Selling Party”) sell Product to a Third Party who also purchases other products or services from Zai or its Affiliate or Sublicensee, and for the purpose of promoting the sale of such other products or services, such Selling Party discounts the purchase price of the Product to a greater degree than such Selling Party generally discounts the price of their other products or services to such customer then, in such case, for purposes of calculating the royalty owing to Cullinan, the purchase price of the Product by Third Party shall be deemed [***].

Section 8.4(b):

Scientific Publications.

(b) Notwithstanding anything to the contrary in Section 10.5(d) of the Agreement, with respect to future potential publications or public presentations by Zai or its Affiliate or Sublicensee of data or results of Clinical Trials of a Product to be submitted by or on behalf of such Person(s), or any academic investigators cooperating with any such Person(s), Zai shall (a) provide Cullinan every [***] with a publication strategy plan and (b) a copy of abstracts or other summary information regarding said publications or public presentations. The non-Publishing Party shall have the right to make comments and suggest changes to any such plan, publications or public presentations to ensure appropriate protection of any patentable inventions, and the Publishing Party shall consider in good faith any reasonable comments and suggested changes of the non-Publishing Party.